AGREEMENT AND PLAN OF MERGER



                          dated as of August 23, 1996


                                 by and among


                               HFS INCORPORATED,


                            AVIS ACQUISITION CORP.,


              U.S. TRUST COMPANY OF CALIFORNIA, N.A.,
                                  as Trustee
                        of the Trust forming a part of
                 the Avis, Inc. Employee Stock Ownership Plan


                                      and


                                  AVIS, INC.
















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                               TABLE OF CONTENTS


                                   ARTICLE I

                                  DEFINITIONS

      1.1   Defined Terms.......................................  1
      1.2   Other Definitional Provisions....................... 15


                                  ARTICLE II

                                  THE MERGER


      2.1   Effective Time of the Merger........................ 16
      2.2   Closing............................................. 16
      2.3   Effects of the Merger............................... 16
      2.4   Certificate of Incorporation and Bylaws............. 16
      2.5   Directors........................................... 16
      2.6   Officers............................................ 17
      2.7   Mechanism for Conversion; Conversion of Capital
                Stock........................................... 17
      2.8   Dissenting Shares................................... 18
      2.9   Payment of Per Share Merger Consideration for
                Non-ESOP Shares................................. 18
      2.10  Payment of the ESOP Shares Merger Consideration
                for ESOP Shares................................. 20
      2.11  Payment of Per Series Share Consideration for
                Company Series Preferred Stock.................. 25
      2.12  Deliveries at Closing............................... 27


                                  ARTICLE III

                             RELATED TRANSACTIONS

      3.1   Purchase of GM Shares............................... 27
      3.2   Cancellation of Units............................... 27
      3.3   Cancellation of Equivalent Shares................... 28
      3.4   Redemption of Series C Preferred Stock.............. 29


                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      4.1   Organization........................................ 30
      4.2   Authority; Enforceability........................... 31
      4.3   Non-Contravention................................... 31
      4.4   Consents............................................ 31


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                                                               Page
                                                               ----

      4.5   Capital Stock of the Company........................ 32
      4.6   Subsidiaries........................................ 34
      4.7   Financial Statements................................ 34
      4.8   Absence of Certain Changes or Events................ 35
      4.9   Legal Proceedings................................... 38
      4.10  No Undisclosed Liabilities.......................... 38
      4.11  Contracts........................................... 39
      4.12  Properties.......................................... 41
      4.13  Intellectual Property............................... 42
      4.14  Employee Benefits; ERISA............................ 44
      4.15  Taxes............................................... 48
      4.16  Environmental Laws.................................. 51
      4.17  Labor and Employment Matters........................ 53
      4.18  Information in Disclosure Documents and
                Registration Statement.......................... 54
      4.19  Requisite Stockholder Vote.......................... 55
      4.20  Compliance with Laws................................ 55
      4.21  Insurance........................................... 56
      4.22  Records............................................. 56
      4.23  Franchisees......................................... 57
      4.24  Offering Circulars.................................. 57
      4.25  Affiliate Transactions.............................. 57
      4.26  Brokers............................................. 58
      4.27  Appointment of ESOP Trustee......................... 58


                                   ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF ESOP TRUSTEE

      5.1  Organization; Authority.............................. 58
      5.2  Enforceability....................................... 58
      5.3  Non-Contravention.................................... 59
      5.4  Consents............................................. 59
      5.5  Legal Counsel; Independent Financial Advisor......... 59
      5.6  Brokers.............................................. 59
      5.7  Opinion of Financial Advisor......................... 60
      5.8  Information in Disclosure Documents and
                Registration Statement.......................... 60


                                  ARTICLE VI

      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      6.1   Organization........................................ 60
      6.2   Authority; Enforceability........................... 60
      6.3   Non-Contravention................................... 61


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                                                               Page
                                                               ----

      6.4   Consents............................................ 61
      6.5   SEC Documents....................................... 61
      6.6   Information in Disclosure Documents and
                Registration Statement.......................... 62
      6.7   Brokers............................................. 62
      6.8   Parent Shares....................................... 62
      6.9   Operations of Merger Sub............................ 62
      6.10  Financing Arrangements.............................. 63


                                  ARTICLE VII

                                   COVENANTS

      7.1   Conduct of Business................................. 63
      7.2   No Solicitation..................................... 66
      7.3   Investigation....................................... 67
      7.4   No Public Announcement.............................. 68
      7.5   Reasonable Best Efforts............................. 68
      7.6   Disclosure Supplements.............................. 70
      7.7   Stockholders Consent................................ 70
      7.8   Expenses............................................ 71
      7.9   Further Assurances.................................. 71
      7.10  Cancellation of Unallocated Shares.................. 71
      7.11  Financial Statements................................ 72
      7.12  Pre-Closing Actions................................. 72
      7.13  Subsidiary Corporate Action......................... 73
      7.14  The Refinancing..................................... 73
      7.15  Directors', Officers' and Fiduciaries'
                Indemnification................................. 73
      7.16  Non-Solicitation of Employees....................... 74
      7.17  Termination of the ESOP............................. 74
      7.18  Stock Purchase Agreement............................ 75
      7.19  Affected Employees.................................. 75
      7.20  Employee Benefits................................... 75
      7.21  Company Owned Locations............................. 77


                                 ARTICLE VIII

                           CONDITIONS TO THE CLOSING

      8.1   Conditions to the Obligations of Each Party......... 78
      8.2   Additional Conditions to the Obligations of
                Parent and Merger Sub........................... 79
      8.3   Additional Conditions to the Obligations of the
                Company......................................... 81


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                                                          Page
                                                          ----

      8.4   Additional Conditions to the Obligations of the
                ESOP Trust................................. 82


                                  ARTICLE IX

               TERMINATION, AMENDMENT AND WAIVER

      9.1   Termination.................................... 83
      9.2   Effect of Termination.......................... 83


                          ARTICLE X

                                 MISCELLANEOUS

      10.1   Nonsurvival of Representations and Warranties. 84
      10.2   Notices....................................... 84
      10.3   Interpretation................................ 85
      10.4   No Third Party Beneficiaries.................. 85
      10.5   Amendment..................................... 85
      10.6   Extension; Waiver............................. 85
      10.7   Entire Agreement.............................. 86
      10.8   Successors and Assigns........................ 86
      10.9   Governing Law................................. 86
      10.10  Submission to Jurisdiction.................... 86
      10.11  Specific Performance.......................... 87
      10.12  Counterparts.................................. 87


EXHIBITS

Exhibit A   Form of FIRPTA Affidavit


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                         AGREEMENT AND PLAN OF MERGER


           AGREEMENT AND PLAN OF MERGER, dated as of August 23, 1996, by and among HFS INCORPORATED, a Delaware corporation ("Parent"), AVIS ACQUISITION CORP., a Delaware corporation and a wholly owned indirect subsidiary of Parent ("Merger Sub"), U.S. Trust Company of California, N.A. (the "ESOP Trustee"), solely in its capacity as trustee of, and on behalf of, the trust (the "ESOP Trust") forming a part of the Avis, Inc. Employee Stock Ownership Plan (the "ESOP"), and AVIS, INC., a Delaware corporation (the "Company").

           WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, and the appropriate fiduciary committee of the ESOP Trustee, have approved this Agreement and the transactions contemplated hereby, including, but not limited to, the merger (the "Merger") of Merger Sub with and into the Company, all upon the terms and subject to the conditions set forth in this Agreement;

           WHEREAS, simultaneously with, and as a result of, the Merger, the Company is required to, and will, redeem all outstanding shares of Series C Preferred Stock (as defined herein); and

           WHEREAS, Parent will enter into a stock purchase agreement (the "Stock Purchase Agreement") with General Motors Corporation ("GM") whereby, at the Closing (as defined herein), immediately prior to the Effective Time (as defined herein), Parent (or one of its Subsidiaries (as defined herein)) shall purchase from GM, and GM shall sell to Parent (or one of its Subsidiaries), all of the outstanding shares of Convertible Preferred Stock (as defined herein);

           NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, intending to be legally bound thereby, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

           1.1 Defined Terms. For purposes of this Agreement (including the schedules hereto), the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

           "Acquisition Transaction": shall have the meaning as set forth in Section 7.2 hereof.







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           "Additional Amount":  shall have the meaning as set
      forth in Section 2.10(d) hereof.

           "Affected Employees": shall have the meaning as set forth in Section 7.19 hereof.

           "Affiliate": as to any person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

           "Agreement": this Agreement and Plan of Merger, as amended, modified or supplemented from time to time.

           "Allocated Shares": shall have the meaning as set forth in Section 4.5(a) hereof.

           "Annual Financial Statements": shall have the meaning as set forth in Section 4.7(a) hereof.

           "Applicable Rate":  the LIBOR Rate for the relevant
      Interest Period plus 20 basis points.

           "ARACS": Avis Rent A Car System, Inc., a Delaware corporation and a wholly owned direct Subsidiary of the Company.

           "Audits":  shall have the meaning as set forth in
      Section 4.15(e) hereof.

           "Avis Lube Licensees": shall have the meaning as set forth in Section 4.23 hereof.

           "Balance Sheet": shall have the meaning as set forth in Section 4.7(a) hereof.

           "business day": any day other than a Saturday or Sunday on which banks in New York and California (and for the purpose of a computation of the LIBOR Rate, London) are required to be open for the conduct of business.

           "Buyer":  shall have the meaning as set forth in
      Section 3.1 hereof.

           "Certificate":  shall have the meaning as set forth in
      Section 2.7(e) hereof.


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           "Certificate of Merger":  shall have the meaning as set
      forth in Section 2.1 hereof.

           "Cleanup": means all actions required to: (1) clean-up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

           "Closing":  shall have the meaning as set forth in
      Section 2.2 hereof.

           "Closing Consideration": shall have the meaning as set forth in Section 2.10(b)(i) hereof.

           "Closing Date":  shall have the meaning as set forth in
      Section 2.2 hereof.

           "Code":  the Internal Revenue Code of 1986, as amended.

           "Company": shall have the meaning as defined in the recital hereof.

           "Company Capital Stock":  collectively, Company Common
      Stock, Company Series Preferred Stock, Series C Preferred
      Stock and Convertible Preferred Stock.

           "Company Common Stock":  the common stock, par value
      $.01 per share, of the Company.

           "Company Series Preferred Stock":  shall mean the
      Series A Preferred Stock and the Series B Preferred Stock.

           "Composite Tape": shall have the meaning as set forth in Section 2.10(c)(i) hereof.

           "Computer Programs": shall mean (i) any and all computer software programs, (ii) databases and compilations, including, without limitation, any and all data and collections of data, whether machine readable or otherwise, (iii) all of the foregoing (A) including, without limitation, all versions thereof, all screen displays and designs thereof, and all component modules of source code or object code or natural language code therefor, and (B) whether recorded on paper, magnetic media or other electronic or non-electronic


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      device, (iv) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (v) all documentation, including, without limitation, user manuals and training materials, relating to any of the foregoing.

           "Confidentiality Agreement":  the Confidentiality
      Agreement between Parent and the Company dated as of March
      22, 1996.

           "Consents":  shall have the meaning as set forth in
      Section 8.2(n) hereof.

           "Convertible Preferred Stock": shall have the meaning as set forth in Section 4.5(a) hereof.

           "Deemed Sale":  shall have the meaning as set forth in
      Section 2.10(d) hereof.

           "DGCL":  shall have the meaning as set forth in Section
      2.1 hereof.

           "Disclosure Schedule": the document being delivered by the Company simultaneously with the execution of this Agreement scheduling the items required to be disclosed therein.

           "Dissenting Shares": shall have the meaning as set forth in Section 2.8 hereof.

           "Effective Time": shall have the meaning as set forth in Section 2.1 hereof.

           "Engagement Letter": shall have the meaning as set forth in Section 7.2 hereof.

           "Environmental Claim": means any claim, action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or Release, of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

           "Environmental Laws": means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including,


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      without limitation, laws relating to Releases or threatened Releases of
      Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

           "Equivalent Plan": shall have the meaning as set forth in Section 3.3 hereof.

           "Equivalent Shares": shall have the meaning as set forth in Section 3.3 hereof.

           "Equivalent Shares Consents": shall have the meaning as set forth in Section 4.4(b) hereof.

           "ERISA": the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA Affiliate": shall have the meaning as set forth in Section 4.14(a) hereof.

           "ERISA Plans":  shall have the meaning as set forth in
      Section 4.14(a) hereof.

           "ESOP": shall have the meaning as defined in the recital hereof.

           "ESOP Amount": the amount, if any, of up to $15 million, which (x) is to be established, and notified in writing to Parent and the Company at least five business days prior to the Closing Date, by the ESOP Trustee to the extent the ESOP Trustee determines in good faith is required by ERISA, based on a reasonable final valuation of the Company using the same valuation methodology as used in prior valuations of the Company by the ESOP Trustee's financial advisor in connection with the transactions contemplated hereby in order for the ESOP Trustee to approve the transactions contemplated hereby and (y) the ESOP Trustee determines in good faith must be part of the ESOP Shares Merger Consideration in order for the ESOP Trustee, in the exercise of its fiduciary duties, to approve the transactions contemplated hereby.

           "ESOP Debt":  shall have the meaning as set forth in
      Section 4.5(c) hereof.

           "ESOP Participant": at any time, any person who has a positive account balance with the ESOP at such time.



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           "ESOP Shares":  the Allocated Shares immediately prior
      to the Effective Time after giving effect to the actions required by Section 7.10 hereof.

           "ESOP Shares Merger Consideration": $341 million, plus the ESOP Amount, if any.

           "ESOP Trust": shall have the meaning as defined in the recital hereof.

           "ESOP Trustee": shall have the meaning as defined in the recital hereof.

           "Exchange Act": the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

           "Final Request Date": shall have the meaning as set forth in Section 2.10(c)(ii) hereof.

           "Final Sale Date": shall have the meaning as set forth in Section 2.10(c)(iii) hereof.

           "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are (x) required in accordance with GAAP to be capitalized on a balance sheet of the lessee or (y) operating leases of automobiles that are located in the U.S., although not capital leases.

           "First Union":  shall have the meaning as set forth in
      Section 2.9(a) hereof.

           "Franchisee": any person who owns or possesses the right to operate an "Avis Rent A Car" or similar franchised business under a franchise or license agreement entered into with the Company or any of its Subsidiaries or any Subfranchisor.

           "FTC Act": the Federal Trade Commission Act, as amended, and the rules and regulations of the Federal Trade Commission promulgated thereunder, including, without limitation, Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, all as the same shall be in effect from time to time.

           "GAAP": generally accepted accounting principles in the United States of America in effect from time to time and at any time specified in the Agreement.



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           "GM":  shall have the meaning as defined in the recital
      hereof.

           "GM Shares":  shall have the meaning as set forth in
      Section 3.1 hereof.

           "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity (including, without limitation, a court) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           "Governmental Order": as to any person, any judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

           "Guarantee Obligation": as to any person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any debt, leases, dividends or other obligations (the "primary obligations") of any other third person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

           "Guarantee Termination Date": shall have the meaning as set forth in Section 2.10(c)(ii) hereof.

           "Guaranteed Amount": shall have the meaning as set forth in Section 2.10(b)(i) hereof.


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           "Hazardous Materials":  means all substances defined as
      Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contin-gency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

           "HSR Act":  shall have the meaning as set forth in
      Section 4.4(a) hereof.

           "Indebtedness": of any person at any date, (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such person under Financing Leases, (d) all obligations of such person in respect of acceptances issued or created for the account of such person and (e) all liabilities secured by any Lien on any property owned by such person even though such person has not assumed or otherwise become liable for the payment thereof.

           "Indemnified Parties": shall have the meaning as set forth in Section 7.15(a) hereof.

           "Information Statement": shall have the meaning as set forth in Section 4.18 hereof.

           "Intellectual Property": shall mean all industrial and intellectual property rights used in the business of the Company or any of its Subsidiaries as currently conducted, including, without limitation, all patents and patent applications; trademarks, trademark registrations and applications; trade names; service marks and service mark registrations and applications; copyright and copyright registrations and applications; Computer Programs; technology, know-how, trade secrets, proprietary processes and formulae.

           "Interest Income": shall mean the interest earned on the investments made by the ESOP Trust pursuant to the last sentence of Section 2.10(c)(ii).

           "Interest Period":  each consecutive period of 30 days
      (or such lesser number of days to the Payment Date if then established).

           "Interim Financial Statements": shall have the meaning as set forth in Section 4.7(a) hereof.



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           "Investment Rating Agencies":  Moody's Investors
      Service, Standard & Poor's Ratings Services and Duff &
      Phelps Credit Rating Co.

           "IRS Determination": shall have the meaning as set forth in Section 7.17 hereof.

           "Issuing Banks" shall have the meaning as set forth in
      Section 2.10(b)(ii).

           "L/C Amount": an amount equal to (I) the excess of (x) the ESOP Shares Merger Consideration over (y) the portion of the Closing Consideration paid in cash, plus (II) the interest that would be paid on the amount specified in clause (I) for the period from and including the Closing Date to but not including the date which is one year after the Closing Date if interest were to be payable at the rate of 10% per annum.

           "Letter of Credit": shall have the meaning as set forth in Section 2.10(b)(ii) hereof.

           "Letter of Transmittal": shall have the meaning as set forth in Section 2.9(b) hereof.

           "LIBOR Rate": with respect to each Interest Period from and including the Closing Date to but not including the Payment Date, the interest rate per annum offered for deposits in U.S. Dollars for a respective Interest Period in the London interbank market which appears on Telerate Page 3750 or such other page as may replace Page 3750 on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying such rate (collectively, "Telerate Page 3750") as of 11:00 A.M. London time on the second business day prior to the first day of such Interest Period, as mutually determined by Parent and the ESOP Trustee. In the event that
      (i) more than one such LIBOR Rate is provided, the average of such rates shall apply or (ii) no such LIBOR Rate is published, then the LIBOR Rate shall be determined from such comparable financial reporting company as Parent and the ESOP Trustee shall mutually determine.

           "Licenses":  shall have the meaning as set forth in
      Section 4.13(b) hereof.

           "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or


                                 9





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      other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

           "Material Adverse Effect": a material adverse effect on (a) the business, properties, assets, liabilities, prospects, condition (financial or otherwise) or results of operations of (i) the Company (or the Surviving Corporation) and its Subsidiaries taken as a whole or (ii) ARACS, (b) the validity or enforceability of this Agreement, or (c) the ability of the Company or any of its respective Subsidiaries to consummate the transactions contemplated hereby.

           "Measurement Value": (i) for 66-2/3% of the Units held by each person that are Units issued under the SAR, $9.04; (ii) for 33-1/3% of the Units held by each person that are Units issued under the SAR, $12.51; (iii) for the 41,950 Units not issued under the SAR that were issued in 1995, $12.51; and (iv) for all other Units not issued under the SAR, $18.93.

           "Merger": shall have the meaning as defined in the recital hereof.

           "Merger Consideration": the aggregate Per Share Merger Consideration payable in connection with the Merger.

           "Merger Sub": shall have the meaning as defined in the recital hereof.

           "1997 Distributee": shall have the meaning as set forth in Section 2.10(e) hereof.

           "1997 Distributee Amount": an amount, equal to $10 million which will be used (to the extent necessary) to pay the 1997 Distributees the portion of their respective ESOP account balances provided for in Section 2.10(e) hereof.

           "1997 Distribution" shall have the meaning as set forth in Section 2.10(e) hereof.

           "Non-ESOP Shares": the outstanding shares of Company Common Stock distributed from the ESOP prior to the Effective Time and held of record by former employees of the Company (or their beneficiaries), and not subject to the ESOP.

           "NYSE": shall have the meaning as set forth in Section 2.10(c)(i) hereof.

           "Offering Circulars": shall have the meaning as set forth in Section 4.24 hereof.


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           "Other Disclosure Documents":  shall have the meaning
      as set forth in Section 4.18 hereof.

           "Other Entity":  shall have the meaning as set forth in
      Section 4.6 hereof.

           "Parent": shall have the meaning as defined in the recital hereof.

           "Parent Common Stock":  the common stock, par value
      $.01 per share, of Parent.

           "Parent Disclosure Schedule": shall have the meaning as set forth in Section 6.3 hereof.

           "Parent Request": shall have the meaning as set forth in Section 2.10(c)(ii) hereof.

           "Parent Shares": shall have the meaning as set forth in Section 2.10(c)(i) hereof.

           "Parent's Plan": shall have the meaning as set forth in Section 7.20 hereof.

           "Paying Agent":  shall have the meaning as set forth in
      Section 2.9(a) hereof.

           "Payment Date":  shall have the meaning as set forth in
      Section 2.10(d) hereof.

           "PBGC":  shall have the meaning as set forth in Section
      4.14(c) hereof.

           "PCBs":  shall have the meaning as set forth in Section
      4.16(g).

           "Per Equivalent Share Consideration": shall have the meaning as set forth in Section 3.3 hereof.

           "Per Series Share Consideration":  $50 per share of
      Series A Preferred Stock and $50 per share of Series B
      Preferred Stock, plus in each case accrued and unpaid dividends thereon.

           "Per Share Merger Consideration":  an amount equal to
      (i) $341 million, plus the ESOP Amount, if any, divided by
      (ii) the number of ESOP Shares outstanding.

           "Per Share Redemption Consideration": shall have the meaning as set forth in Section 3.4(a) hereof.

           "Permits": as to any person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications with and under all federal, state, local or foreign laws and Governmental Authorities and all industry or other nongovernmental self-regulatory organizations that are issued to such person (including, without limitation, environmental Permits).

           "Permitted Investments": shall have the meaning as set forth in Section 2.9(a) hereof.

           "person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

           "PI/PD Litigation": shall have the meaning as set forth in Section 4.9 hereof.

           "Plans":  shall have the meaning as set forth in
      Section 4.14(a) hereof.

           "Post-Closing Consideration": shall have the meaning as set forth in Section 2.10(d) hereof.

           "Redemption Amount": shall have the meaning as set forth in Section 3.4(a) hereof.

           "Redemption Agent": shall have the meaning as set forth in Section 3.4(a) hereof.

           "Refinancing":  shall have the meaning as set forth in
      Section 7.14 hereof.

           "Registration Statement": shall have the meaning as set forth in Section 2.10(c)(i) hereof.

           "Release": any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

           "Remaining Shares": shall have the meaning as set forth in Section 2.10(c)(iii).

           "Rental Business": the business of operating a motor vehicle rental business which specializes in the rental of vehicles, without drivers for periods of less than one year.

           "Requirement of Law": as to any person, the Certificate of Incorporation and Bylaws or other organizational or governing documents of such person, and any law, treaty, rule or regulation or order of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its properties or assets or to which such person or any of its properties or assets is subject.

           "Requisite Stockholder Vote": shall have the meaning as set forth in Section 4.19 hereof.

           "Sale":  shall have the meaning as set forth in Section
      2.10(d) hereof.

           "SAR":  shall have the meaning as set forth in Section
      3.2 hereof.

           "SEC": the Securities and Exchange Commission or its successor.

           "Securities Act": the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

           "Series A Preferred Stock":  the Company's Cumulative
      Redeemable Preferred Stock, Series A, par value $.01 per share.

           "Series B Preferred Stock":  the Company's Cumulative
      Redeemable Preferred Stock, Series B, par value $.01 per share.

           "Series C Preferred Stock":  the Company's Cumulative
      Redeemable Preferred Stock, Series C, par value $.01 per share.

           "Series Preferred Paying Agent": shall have the meaning as set forth in Section 2.11(a) hereof.

           "SPD":  shall have the meaning as set forth in Section
      4.14(b)(iv) hereof.

           "Specified Shares": shall have the meaning as set forth in Section 2.10(c)(ii).

           "Stockholders Agreement": the Stockholders Agreement, dated as of January 25, 1989, by and among the Company, the ESOP and GM.

           "Stock Purchase Agreement": shall have the meaning as defined in the recital hereof.

           "Subfranchisor": any person (including a Subsidiary of the Company) to whom the Company or any of its Subsidiaries has granted the right to sell or grant a franchise of the Rental Business to a third party.

           "Subsidiary": shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party beneficially owns a majority of the voting or economic interests. Without limiting the foregoing, and in any event, the Prime Vehicles Trust is for all purposes of this Agreement a Subsidiary of the Company.

           "Successor Welfare Plan": shall have the meaning as set forth in Section 7.20(b) hereof.

           "Superior Proposal": shall have the meaning as set forth in Section 7.7(b) hereof.

           "Surviving Corporation": shall have the meaning as set forth in Section 2.3 hereof.

           "Tax Attributes": shall have the meaning as set forth in Section 4.15(1)(u) hereof.

           "Tax Return":  shall have the meaning as set forth in
      Section 4.15(5) hereof.

           "Taxes":  shall have the meaning as set forth in
      Section 4.15(5) hereof.

           "Transaction Fees": shall mean (i) in the case of a Sale, all costs, discounts and transaction fees actually incurred in connection with such Sale, including, but not limited to, all underwriting fees, attorneys' and accountants' fees and expenses, printing fees and travel expenses, which are actually incurred in connection with the applicable type of Sale; and (ii) in the case of a Deemed Sale, all costs, discounts and transaction fees deemed incurred in connection with the Deemed Sale as mutually agreed to between Parent and the ESOP Trustee which shall include, but not be limited to, all underwriting fees and attorneys' and accountants' fees and expenses and such other expenses, all of which would be reasonably and customarily incurred in connection with a sale of Parent Common Stock.

           "Transaction Proposal": shall have the meaning as set forth in Section 7.2 hereof.

           "Transition Period": the period of time from the Closing Date through the earlier of (i) the third anniversary of the Closing Date,
      (ii) the date on which there has been an initial public offering of equity securities of the Company (or the Surviving Corporation) or of any of its Subsidiaries operating all or substantially all of the Rental Business of the Company (or the Surviving Corporation); provided that after such offering Parent no longer directly or indirectly owns or controls a majority interest in the voting stock or equity interests of such entity; and (iii) the date on which there has been a distribution to the stockholders of Parent of more than 50% of the voting stock or equity interests of the Company (or the Surviving Corporation) or of any of its Subsidiaries operating all or substantially all of the Rental Business of the Company (or the Surviving Corporation).

           "Trust Agreement": shall have the meaning as set forth in Section 4.27 hereof.

           "Unallocated Shares":  at any time, shares of Company
      Common Stock which are held of record by the ESOP and not allocated to the accounts of ESOP Participants at such time.

           "Unit Consents": shall have the meaning as set forth in Section 4.4(b) hereof.

           "Unit Plans":  shall have the meaning as set forth in
      Section 3.2 hereof.

           "Units":  shall have the meaning as set forth in
      Section 3.2 hereof.

           "WARN Act":  shall have the meaning as set forth in
      Section 4.17(b) hereof.

           1.2  Other Definitional Provisions.

                (a) The words "hereof," "herein" and "hereunder" and other words of similar import when used in this Agreement shall refer to this Agreement and the exhibits and schedules as a whole and not to any particular part or subdivision thereof, and Section, schedule and exhibit references are to this Agreement unless otherwise specified.

                (b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms, and the words of any gender shall include each other gender where appropriate.

                                  ARTICLE II

                                  THE MERGER

           2.1 Effective Time of the Merger. Upon the terms and subject to the conditions hereof, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the Delaware General Corporation Law ("DGCL"), as soon as practicable on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such time thereafter as provided in the Certificate of Merger (the "Effective Time").

           2.2 Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties hereto, which shall be no later than the second business day following the satisfaction or waiver of the conditions set forth in Article VIII hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

           2.3 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Company as the surviving corporation (the "Surviving Corporation"), and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

           2.4  Certificate of Incorporation and Bylaws.

                (a) The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or in accordance with applicable law.

                (b) The Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in accordance with applicable law.

           2.5 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of

Incorporation and Bylaws of the Surviving Corporation and until his successor is duly elected and qualified.

           2.6 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his successor is duly appointed and qualified.

           2.7 Mechanism for Conversion; Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock, or the holder of any capital stock of Merger Sub:

                (a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                (b) Cancellation of Treasury Stock, Subsidiary- Owned Stock and Parent-Owned Stock. All shares of Company Capital Stock that are owned by
(i) the Company as treasury stock, (ii) any of the Company's Subsidiaries, and
(iii) Parent, Merger Sub or any other Subsidiary of Parent, shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                (c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.7(b) hereof and Dissenting Shares) shall be converted into the right to receive (in accordance with, and as provided in, Sections 2.9 and 2.10 hereof) the Per Share Merger Consideration. The Per Share Merger Consideration will be payable in accordance with Section 2.9 hereof with respect to the Non-ESOP Shares and in accordance with Section 2.10 hereof with respect to the ESOP Shares.

                (d) Company Series Preferred Stock. Each issued and outstanding share of the Company Series Preferred Stock (other than shares to be cancelled in accordance with Section 2.7(b) hereof and Dissenting Shares) shall be converted into the right to receive (in accordance with, and as provided in, Section 2.11 hereof) the Per Series Share Consideration.

                (e) Transfer Books; No Further Ownership Rights. All shares of Company Common Stock and Company Series Preferred Stock, when converted in accordance with Sections 2.7(c) or 2.7(d), respectively, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a "Certificate") formerly representing such shares of Company Common Stock and Company Series Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or the Per Series Share Consideration, respectively, in accordance with Sections 2.9, 2.10 and 2.11 hereof, as the case may be. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Series Preferred Stock on the records of the Company.

           2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock or Company Series Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock or Company Series Preferred Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Per Share Merger Consideration or the Per Series Share Consideration, respectively, and holders of such shares of Company Common Stock or Company Series Preferred Stock shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of
Section 262 of the DGCL unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, such shares of Company Common Stock or Company Series Preferred Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration or Per Series Share Consideration, as the case may be, to which the holder of such shares is entitled, without any interest thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and Company Series Preferred Stock and, prior to the Effective Time, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

           2.9  Payment of Per Share Merger Consideration for Non-
ESOP Shares.

                (a) Paying Agent. First Union National Bank of North Carolina ("First Union") shall act as agent for the holders of Non-ESOP Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of the Non-ESOP

Shares shall become entitled pursuant to Section 2.7(c) hereof. At the Closing, Parent shall deliver, or shall cause to be delivered, to the Paying Agent the funds necessary to pay the aggregate Per Share Merger Consideration on the Certificates which immediately prior to the Effective Time represented Non- ESOP Shares. The Company, Parent and First Union shall enter into agreements reasonably satisfactory to the Company and Parent with respect to First Union's various duties under this Agreement. The funds deposited with the Paying Agent shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation only in (i) short-term U.S. government securities, (ii) a mutual fund or collective investment account which invests solely in such U.S. government securities, or (iii) short-term deposits in one or more U.S. banks whose obligations are rated investment grade by any one of the Investment Rating Agencies (collectively, "Permitted Investments").

                (b) Exchange Procedures. As soon as practicable after the Effective Time, the Paying Agent will, and is hereby directed to, mail to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding Non-ESOP Shares whose shares were converted pursuant to Section 2.7 hereof into the right to receive the Per Share Merger Consideration (i) a letter of transmittal (which shall be in such form and have such provisions as Parent and the Company acting together may reasonably specify) at least 12 business days prior to the Effective Time and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Merger Consideration (collectively, a "Letter of Transmittal"). Upon surrender of such a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Paying Agent, together with a Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration in cash, without interest, for each Non-ESOP Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Per Share Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Per Share Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration in accordance with the terms and provisions of this Agreement and a Letter of Transmittal.

                (c) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates formerly representing Non-ESOP Shares, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Per Share Merger Consideration payable upon due surrender of such Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           2.10 Payment of the ESOP Shares Merger Consideration for ESOP Shares.

                (a) At the Closing, immediately subsequent to the Effective Time, the ESOP Trust, as the record holder of all Certificates formerly representing all outstanding ESOP Shares, shall surrender all such Certificates for cancellation to the Surviving Corporation, together with a Letter of Transmittal duly executed by the ESOP Trust as the holder of record of all such Certificates, and upon such surrender and cancellation, the ESOP Trust shall receive on the Closing Date, in accordance with the provisions of this Section 2.10, the ESOP Shares Merger Consideration comprised of (i) the Closing Consideration and (ii) the executed Letter of Credit, under which the ESOP Trustee will be able to make, on the Payment Date, a drawing equal to the Post-Closing Consideration in accordance with the terms of this Section 2.10.

                (b) (i) The "Closing Consideration" shall equal $246.07 million payable to the ESOP Trust at the sole option of Parent in either cash (without interest) or shares of Parent Common Stock or a combination thereof, upon surrender of the Certificates formerly representing all outstanding ESOP Shares; provided, however, that (A) the 1997 Distributee Amount shall be paid in cash, and (B) the amount, if any, of Closing Consideration that Parent elects to pay in shares of Parent Common Stock shall be paid in accordance with Section 2.10(c) hereof, and the amount actually so paid in shares of Parent Common Stock shall be referred to herein as the "Guaranteed Amount."

                     (ii)  The "Letter of Credit" shall consist of
one or more irrevocable letters of credit in favor of the ESOP Trust in form and substance, and issued by one or more banking institutions (the "Issuing Banks"), satisfactory to the ESOP Trustee, the Company, Parent and the Issuing Banks, for a term of 13 months from the Closing Date, in an aggregate stated amount equal to the L/C Amount, providing that the ESOP Trustee may draw down on the Letter of Credit one time on the Payment Date in an amount not to exceed the Post-Closing Consideration (subject to required certification by the ESOP Trust as specified in the Letter of Credit and delivery of the Remaining Shares of Parent Stock in the case of the last sentence of Section 2.10(c)(iii)).

                (c) (i) If Parent elects to make payment of any portion of the Closing Consideration in shares of Parent Common Stock pursuant to Section 2.10(b)(i), then the number of whole shares of Parent Common Stock (the "Parent Shares") to be issued by Parent in satisfaction thereof shall be determined by dividing the amount of such payment by the average of the per share closing prices of Parent Common Stock on the New York Stock Exchange ("NYSE") Composite Transaction Reporting System (the "Composite Tape") for the 10 consecutive trading days immediately preceding the third trading day prior to the Closing Date, and cash shall be delivered in lieu of any fractional share (determined in accordance with the valuation of the Parent Shares above). The Parent Shares will be registered for sale by the ESOP Trust pursuant to one or more registration statements (the "Registration Statement") under the Securities Act, but the ESOP Trust will be prohibited from selling or otherwise transferring the Parent Shares except pursuant to the terms of this Section 2.10(c) and all certificates for the Parent Shares shall contain a legend to such effect. If the ESOP Trust holds shares of Parent Common Stock as of the Final Sale Date, Parent shall keep the Registration Statement with respect to the Parent Shares effective and current for a period of up to one year from the Final Sale Date.

                     (ii)  The ESOP Trust shall not sell or
otherwise transfer or dispose of the Parent Shares except: (A) in accordance with this Section 2.10(c)(ii), pursuant to one or more written requests by Parent directing the ESOP Trust to sell all or a portion of the Parent Shares (each a "Parent Request"), which shall state the number of Parent Shares to be sold pursuant to such Parent Request (the "Specified Shares") and include the manner proposed to effect such sale, all principal terms of such sale known at such time, and the proposed date or dates of such sale (which shall not be later than the Guarantee Termination Date) and no Parent Request shall be received by the ESOP Trust later than five business days prior to the Guarantee Termination Date (the "Final Request Date") and all such sales shall be consummated no later than the day that is eleven months following the Closing Date or, if such day is not a business day, the first business day thereafter (the "Guarantee Termination Date"); (B) in accordance with Section 2.10(c)(iii) hereof if a Sale and/or Deemed Sale of all the Parent Shares has not occurred as of the Guarantee Termination Date; or (C) in any manner described in the Registration Statement after the Payment Date, and any such sale made after the Payment Date shall not in any manner affect the valuation of the Parent Shares for purposes of Section 2.10(d) hereof. Upon a delivery of a Parent Request, Parent and the ESOP Trust will use commercially reasonable efforts to effect such sale in accordance with Parent's direction, and in full compliance with all Requirements of Law applicable to such parties, and to cooperate with all reasonable requests of the other party in effecting such sale (including, in the case of the ESOP Trust, entering into customary underwriting agreements with nationally recognized investment banking firms or entering into customary stock purchase agreements with purchasers containing no representations or indemnities other than customary representations to the effect that (a) the ESOP Trust has the power to make the sale, (b) such sale does not violate its organizational documents or any agreements to which it is a party or by which it is bound, (c) it owns the Parent Shares free and clear of any Liens and upon delivery of such Parent Shares against payment therefor, it will transfer good and valid title of such Parent Shares free and clear of all Liens, and indemnification to the underwriters with respect to information supplied by it with respect to itself for use in a registration statement). The ESOP Trust will not be required to take any action in connection with any Parent Request (other than giving the foregoing representations and indemnities) that could reasonably be expected to expose it to any liability unless Parent agrees to indemnify the ESOP Trust against liabilities incurred by it in connection with any such action in accordance with Section 6 of the Engagement Letter (as if Parent were a party thereto). In connection with any sales by the ESOP Trust pursuant to the Registration Statement, Parent agrees to provide the ESOP Trust with the right to indemnification and contribution by Parent in a manner customarily provided by issuers to underwriters in connection with an underwritten public offering. If all or a portion of the Specified Shares are sold in accordance with the terms of the Parent Request and this Section 2.10(c)(ii), the value of the Specified Shares so sold, for the purposes of Section 2.10(d) hereof, shall be the gross proceeds of such sale less the Transaction Fees. In the event that none or less than all of the Specified Shares are sold in accordance with a Parent Request primarily due to the fact that the ESOP Trustee failed to act in accordance with this Section 2.10(c)(ii) in connection with such Parent Request, then the Specified Shares not so sold shall be deemed to be sold, for purposes of Section 2.10(d) hereof (i.e. a Deemed Sale), for an amount equal to (x) in the case where no shares were sold, the average of the per share closing prices of Parent Common Stock on the Composite Tape on the day or days which the ESOP Trust reasonably could have consummated the sale of the Specified Shares pursuant to the Parent Request multiplied by the number of the Specified Shares, less the Transaction Fees and (y) in the case where less than all the Specified Shares were sold, the per share gross proceeds less the per share Transaction Fees of the Specified Shares sold pursuant to the Parent Request multiplied by the Specified Shares not so sold. In the event that none or less than all of the Specified Shares are sold in accordance with a Parent Request for a reason other than that set forth in the preceding sentence, then, no Sale or Deemed Sale shall have occurred with respect to the Specified Shares not so sold and such shares shall continue to be subject to this Section 2.10(c) and any subsequent Parent Request. All proceeds received by the ESOP Trust from any Sale pursuant to this Section 2.10 shall promptly be invested in Permitted Investments in a segregated account by the ESOP Trust and not withdrawn from such investments until the Payment Date.

                     (iii)  If on the first day following the
Guarantee Termination Date the ESOP Trustee is holding Parent Shares as to which there has not been a Deemed Sale in accordance with Section 2.10(c)(ii) (such shares, the "Remaining Shares"), the ESOP Trust may sell the Remaining Shares at any time following the Guarantee Termination Date through the thirtieth (30th) day thereafter or, if the thirtieth (30th) day thereafter is not a business day, the first business day thereafter (the "Final Sale Date"). If the ESOP Trust desires to sell the Remaining Shares in accordance with this
Section 2.10(c)(iii), the ESOP Trust shall deliver to Parent written notice to such effect prior to any such sale. All sales to be made by the ESOP Trust after the Guarantee Termination Date shall be made by the ESOP Trust in a commercially reasonable manner for a sale of its type in light of the circumstances in which it is made. Parent and the ESOP Trust will use commercially reasonable efforts to effect such sale in full compliance with all Requirements of Law applicable to such parties, and to cooperate with all reasonable requests of the other party in effecting such sale, subject to the indemnification requirements of Section 2.10(c)(iii). If such sale is consummated, the value of the Remaining Shares sold, for purposes of Section 2.10(d) hereof, shall be the gross proceeds of such sale less the Transaction Fees. If the ESOP Trust has not sold all the Remaining Shares by the Final Sale Date in accordance with this Section 2.10(c)(iii), the Remaining Shares not so sold shall be deemed to be sold, for purposes of Section 2.10(d) hereof (i.e. a Deemed Sale), for an amount equal to the per share closing price of Parent Common Stock on the Composite Tape on the Final Sale Date, multiplied by the number of Remaining Shares not so sold, less the Transaction Fees. Notwithstanding the foregoing, in the event the ESOP Trust is prohibited from effecting any sale of the Remaining Shares under this Section 2.10(c)(iii) prior to the Final Sale Date as a result of a Requirement of Law applicable to the ESOP Trust (other than its organizational documents as in effect on the date hereof) or the ESOP Trustee (other than its organizational documents) (including as a result of any failure by Parent to update or keep effective the Registration Statement), the ESOP Trust will sell to Parent, and Parent will purchase, not later than three business days after the Final Sale Date, such Remaining Shares from the ESOP Trust for a price to be agreed upon between Parent and the ESOP Trust which price shall not be less than "adequate consideration" as defined in Section 3(18)(B) of ERISA and Department of Labor Proposed Regulation Section 2510.3- 18(b), but only to the extent Parent is not prohibited from purchasing such Remaining Shares as a result of a Requirement of Law of Parent. The value of the Remaining Shares so sold in accordance with the immediately preceding sentence, for purposes of
Section 2.10(d) hereof, shall be the gross proceeds of such sale less the Transaction Fees. If Parent is prohibited from purchasing such Remaining Shares as a result of a Requirement of Law applicable to Parent, there shall be no Sale or Deemed Sale of such Remaining Shares and the ESOP Trust shall have the right, on the third business day after the Final Sale Date, to draw down on the Letter of Credit in accordance with its terms, which shall include a requirement to deliver the Remaining Shares to the Issuing Banks, and in accordance with Section 2.10(d).

                (d) The "Post-Closing Consideration" shall be an amount in cash equal to the sum of $94.93 million (the "Additional Amount"), the Guaranteed Amount, and the ESOP Amount, if any, plus interest on each of the Additional Amount, the Guaranteed Amount and the ESOP Amount, if any, at the Applicable Rate from and including the Closing Date to but not including the Payment Date, less (i) any cash payments made by Parent to the ESOP Trustee, for the benefit of the ESOP, after the Closing Date, (ii) the value of the Parent Shares as calculated in accordance with Section 2.10(c) hereof pursuant to each Sale and/or Deemed Sale of Parent Shares, as the case may be, and
(iii) Interest Income as of the Payment Date; provided, however, (x) the Post-Closing Consideration will not exceed the L/C Amount and (y) if Parent paid the entire amount of Closing Consideration in cash, then the Post-Closing Consideration shall not include the Guaranteed Amount and clauses (ii) and
(iii) above shall have no effect. For purposes of this Agreement, a "Sale" shall be the consummation of the sale of Parent Shares in accordance with the provisions of clause (ii) or (iii) of Section 2.10(c) hereof, and a "Deemed Sale" shall be the valuation of the Parent Shares in the absence of a Sale in accordance with the provisions of clause (ii) or (iii) of Section 2.10(c) hereof. On the date (the "Payment Date") which is three business days after the first date by which a Sale and/or Deemed Sale has occurred with respect to the last of the Parent Shares held by the ESOP Trust or, in the case of the last three sentences of Section 2.10(c)(iii), the date which is three business days after the Final Sale Date, the ESOP Trust shall make a drawing under the Letter of Credit in an amount equal to the Post-Closing Consideration. On the date following the earlier of the Payment Date and the date of the expiration of the Letter of Credit to the extent no drawing has been made thereunder, the ESOP Trust will return the Letter of Credit to Parent (to the extent not surrendered to the Issuing Banks on the Payment Date).

                (e) Notwithstanding anything to the contrary contained herein, ESOP Participants who are entitled to receive a distribution from the ESOP on or prior to the first anniversary of the Closing (each a "1997 Distributee") of all or a portion of their respective account balances in the ESOP other than as a result of the transactions contemplated by this Agreement, such a distribution, shall be entitled to receive from the ESOP an amount in cash equal to such portion of such 1997 Distributee's account balance (all such distributions, the "1997 Distribution").

                (f) The intent of this Section 2.10 is to provide the ESOP Trust with the right and ability to receive, no later than on or about the first anniversary of the Closing, except in the case of a Deemed Sale, cash in an aggregate amount of $341 million plus the ESOP Amount, if any, increased in respect of all amounts not paid in cash on the Closing Date by the Applicable Rate for each Interest Period from the Closing Date to but not including the Payment Date. This Section 2.10 shall be interpreted and applied in light of such intent.

           2.11  Payment of Per Series Share Consideration for
Company Series Preferred Stock.

                (a) First Union shall act as agent for the holders of shares of Company Series Preferred Stock in connection with the Merger (the "Series Preferred Paying Agent") to receive the funds to which holders of shares of Company Series Preferred Stock shall become entitled pursuant to Section 2.7(d). At the Closing, Parent shall deliver, or shall cause to be delivered, to the Series Preferred Paying Agent the amount in immediately available funds necessary to pay the aggregate Per Series Share Consideration on the Certificates which immediately prior to the Effective Time represented shares of Company Series Preferred Stock. Such amount shall equal $18,698,680 plus any accrued and unpaid dividends on such stock. The funds deposited with the Series Preferred Paying Agent shall be invested by the Series Preferred Paying Agent as directed by Parent or the Surviving Corporation only in Permitted Investments.

                (b) Exchange Procedures. As soon as practicable after the Effective Time, the Series Preferred Paying Agent will, and is hereby directed to, mail a Letter of Transmittal to each holder of record of a Certificate which immediately prior to the Effective Time represented outstanding shares of Company Series Preferred Stock whose shares were converted pursuant to
Section 2.7 hereof into the right to receive the Per Series Share

Consideration. The Letter of Transmittal and instructions comprising the Letter of Transmittal for purposes of this Section 2.11(b) shall be agreed upon as to form and substance at least 12 business days prior to the Effective Time and First Union shall provide to the General Counsel of the Company at least 10 business days prior to the Effective Time copies of the Letter of Transmittal, which may be made available to holders of shares of the Company Series Preferred Stock for completion prior to the Effective Time. Upon surrender of such a Certificate for cancellation to the Series Preferred Paying Agent or to such other agent or agents as may be appointed by the Series Preferred Paying Agent, together with a Letter of Transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Series Share Consideration in cash, without interest, for each share of Company Series Preferred Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Per Series Share Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Per Series Share Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.11, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Series Share Consideration in accordance with the terms and provisions of this Agreement and a Letter of Transmittal.

                (c) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Series Preferred Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Series Preferred Paying Agent and which have not been disbursed to holders of Certificates formerly representing shares of Company Series Preferred Stock, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Per Series Share Consideration payable upon due surrender of such Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Series Preferred Paying Agent shall be liable to any holder of a Certificate for Per Series Share Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

           2.12  Deliveries at Closing.  At the Closing:

                (a) There shall be delivered to Parent, Merger Sub and the Company the certificates, opinions and other documents and instruments provided to be delivered under Article VIII hereof.

                (b) Parent, Merger Sub and the Company shall cause the Certificate of Merger to be filed in accordance with the DGCL, and shall take any and all other lawful actions, and do any other lawful things necessary, to effect the Merger and to enable the Merger to become effective.

                (c) The ESOP Trust, as the holder of record of all Certificates formerly representing all outstanding ESOP Shares, shall deliver to the Company for cancellation all such Certificates.

                (d) Parent and Merger Sub shall deliver, or cause to be delivered, to the ESOP Trust the Closing Consideration as follows: (i) the cash portion of the Closing Consideration shall be delivered by wire transfer of immediately available funds to an account designated by the ESOP Trust to the Parent at least two business days prior to the Closing Date, (ii) the Parent Shares, registered in the name of the ESOP Trust (if Parent elected to pay any portion of the Closing Consideration in shares of Parent Common Stock), and (iii) the Letter of Credit.


                                  ARTICLE III

                             RELATED TRANSACTIONS

           3.1 Purchase of GM Shares. At the Closing, immediately prior to the Effective Time, Parent or a wholly owned Subsidiary of Parent ("Buyer") will purchase from GM, and GM will sell, assign, transfer and convey to Buyer, all outstanding shares of Participating Convertible Preferred Stock (the "GM Shares"), in accordance with the Stock Purchase Agreement.

           3.2 Cancellation of Units. First Union shall act as paying agent for each holder of outstanding "appreciation units" (the "Units") under the Avis, Inc. Phantom Stock Plan, the Avis, Inc. Stock Appreciation Rights Plan (the "SAR") and any other similar plans maintained by the Company or any of its Subsidiaries (collectively, the "Unit Plans") to receive at the Closing in immediately available funds from Parent and the Company in the amount specified in the next sentence which such holders are entitled to receive upon the consummation of the Merger, and upon receipt of such funds the Units shall be cancelled and the Unit Plans shall be terminated and of no further force and effect. In consideration for such cancellation and termination, each person holding Units immediately prior to the Effective Time shall become entitled to receive a lump sum cash payment equal to (A x B) - C, where A equals the number of Units held by such person at such time, B equals $25 and C equals the aggregate Measurement Value of the Units held by such person; provided, however, that the aggregate amount to be paid hereunder in respect of all Units shall not exceed $64.4 million.

           3.3 Cancellation of Equivalent Shares. First Union shall act as paying agent for each holder of outstanding "equivalent shares" (the "Equivalent Shares") under the Avis, Inc. Nonqualified Employee Stock Ownership Equivalent Plan (the "Equivalent Plan") to receive at the Closing from Parent and the Company the amount specified below in immediately available funds and Parent Common Stock (reduced, or offset through later reimbursement, by any and all amounts held by any trust established to fund liabilities of the Company under the Equivalent Plan, including without limitation, the Trust Agreement for Avis, Inc. Nonqualified Employee Equivalent Plan, dated as of August 16, 1994) which such holders are entitled to receive upon the consummation of the Merger, and upon receipt of such funds, the Equivalent Shares shall be cancelled and all Stock Accounts thereunder (as defined in the Equivalent Plan) shall be terminated. In consideration for the cancellation of the Equivalent Shares, each person holding Equivalent Shares immediately prior to the Effective Time shall become entitled to receive, for each Equivalent Share cancelled, an amount equal to the Per Share Merger Consideration (the "Per Equivalent Share Consideration"). The aggregate Per Equivalent Share Consideration to be paid to a holder of Equivalent Shares shall be comprised of (i) a number of whole shares of Parent Common Stock registered pursuant to the Registration Statement under the Securities Act equal to (A) the number of Equivalent Shares held by such person immediately prior to the Effective Time, multiplied by $5.00, divided by (B) the average per share closing prices of Parent Common Stock on the Composite Tape for the 10 consecutive trading days immediately preceding the third trading day prior to the Effective Time, (ii) a cash payment equal to
(A) the number of Equivalent Shares held immediately prior to the Effective Time, multiplied by (B) the Per Share Equivalent Consideration, minus $5.00, and (iii) a cash payment equal to the value of any fractional share of Parent Common Stock not issued pursuant to (i) above (determined in the same manner as (i) above); provided, however, prior to the Closing, the Company shall take any and all action with respect to the Equivalent Plan to provide that the aggregate amount to be paid hereunder in cash and Parent Common Stock in respect of all Equivalent Shares shall not exceed $21.5 million (not including any amount to be paid on the Equivalent Shares resulting from payment of the ESOP Amount, if any, which in such case shall not exceed an additional $1 million). In connection with any sales of Parent Common Stock by the former holders of Equivalent Shares pursuant to the

Registration Statement, Parent agrees to provide such persons with the right to indemnification and contribution by Parent in a manner customarily provided by issuers to underwriters in connection with an underwritten public offering.

           3.4  Redemption of Series C Preferred Stock.

                (a) Redemption Agent. First Union shall act as agent for the holders of shares of Series C Preferred Stock in connection with the redemption of such shares in connection with the Merger (the "Redemption Agent") to receive the funds to which holders of shares of Series C Preferred Stock shall become entitled pursuant to the Certificate of Designation as a result of the Merger. At or prior to Closing, Parent and the Company shall deliver, or cause to be delivered, $53,763,136.08 in immediately available funds, plus any accrued and unpaid dividends on such stock, with the Redemption Agent representing the funds necessary to redeem the outstanding shares of Series C Preferred Stock (the "Redemption Amount"). The per share amount to be received by the holders of the Series C Preferred Stock in the redemption is $18.68 plus any accrued and unpaid dividends (the "Per Share Redemption Consideration"). The Redemption Amount shall be invested by the Redemption Agent as directed by the Parent or the Surviving Corporation only in Permitted Investments.

                (b) Redemption Procedures. Not less than 20 nor more than 60 days prior to the Closing Date, the Company shall, at Parent's instruction (or without such instruction if the Company is prepared to close the Merger contemplated hereby), cause the Redemption Agent to mail to each holder of record of shares of Series C Preferred Stock (i) a redemption notice (which shall be in such form and have such provisions as Parent and the Company acting together may reasonably specify including, without limitation, a provision stating that the redemption is conditioned upon the consummation of the Merger) and (ii) instructions for use in effecting the surrender of each share of Series C Preferred Stock in exchange for the Per Share Redemption Consideration, without interest. Upon surrender of shares of Series C Preferred Stock for cancellation to the Redemption Agent or to such other agent or agents as may be appointed by the Redemption Agent, together with any requested letter of transmittal, duly executed, the holder of such Series C Preferred Stock shall be entitled to receive in exchange therefor the Per Share Redemption Consideration for each share of Series C Preferred Stock, and the certificate so surrendered shall forthwith be cancelled. If payment of the Per Share Redemption Consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it shall be a condition of payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.4(b), each certificate formerly representing shares of Series C Preferred Stock shall be deemed at and any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Redemption Consideration as set forth above in accordance with the terms and provisions of this Agreement and the redemption notice.

                (c) Termination of Redemption Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Redemption Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Redemption Agent and which have not been disbursed to holders of certificates formerly representing shares of Series C Preferred Stock, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Per Share Redemption Consideration payable upon due surrender of their certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Redemption Agent shall be liable to any holder of a certificate formerly representing shares of Series C Preferred Stock for consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                  ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company represents and warrants to Parent and Merger Sub as follows:

           4.1 Organization. The Company and each of its Subsidiaries (i) is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has full corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except in such jurisdictions where the failure to be so qualified and in good standing would not individually or in the aggregate have a Material Adverse Effect. The Company has delivered to Parent a complete and correct copy of the certificate of incorporation and Bylaws or comparable organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such organizational documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any provision of such organizational documents.

           4.2 Authority; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Requisite Stockholder Vote). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the Requisite Stockholder Vote). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, when executed and delivered by the other parties thereto.

           4.3 Non-Contravention. The execution and delivery by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby and the performance by the Company of its obligations hereunder will not, (a) subject to obtaining the approvals set forth in Section 4.4, violate, or result in the violation of, any Requirement of Law of the Company or any of its Subsidiaries, or (b) except as described in Section 4.3 of the Disclosure Schedule, (i) result in the creation of any Lien on the properties or assets of the Company or any of its Subsidiaries, or
(ii) violate, or result in the violation of, or default (with or without notice or lapse of time, or both) under, any provision of, or result in the termination or acceleration of, or give rise to a right of termination or acceleration of or the loss of a material benefit under, any loan agreement, note, contract, lease or other material agreement, Plan, obligation, instrument, Lien or Permit applicable to the Company or any of its Subsidiaries or their respective properties or assets.

           4.4 Consents. (a) Except for filings under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the DGCL, and under the Securities Act with respect to the Registration Statement and as set forth in Section 4.4 of the Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and the performance by the Company of its obligations hereunder.

                (b) As of the date hereof, the Company has obtained consents (the "Unit Consents") to the treatment of Units provided for in Section 3.2 from all of the holders of outstanding Units and consents (the "Equivalent Share Consents") to the treatment of Equivalent Shares provided for in Section
3.3 from holders of at least 95% of all outstanding Equivalent Shares. The Company will not agree to amend any such consent (and any additional consent obtained prior to the Closing Date) without the prior written approval of Parent. All such consents were (and any additional consents obtained prior to the Closing Date will be) validly obtained in accordance with all Requirements of Law applicable to the Company and such holders and such consents by their terms shall remain valid, and shall remain in possession of the Company, at all times through the Effective Time.

           4.5  Capital Stock of the Company.

                (a) The entire authorized capital stock of the Company as of June 30, 1996 consists of the following: (i) 100,000,000 shares of Company Common Stock, of which 23,618,321.0313 shares are validly issued and outstanding, fully paid and nonassessable and comprised of (A) 23,603,524.0313 shares which are owned beneficially and of record by the ESOP Trust, of which
(1) 8,813,077 shares are allocated to the accounts of ESOP Participants ("Allocated Shares"), all of such shares are owned free and clear of any Liens, and (2) 14,790,448 shares are Unallocated Shares owned beneficially and of record by the ESOP Trust and subject to the Liens set forth in Section 4.5(a) of the Disclosure Schedule, (B) 14,797 shares of which are Non-ESOP Shares, and (C) 5,424,594.4687 shares are held by the Company in treasury; and
(ii) 25,000,000 shares of preferred stock, par value $.01 per share, consisting of (A) 15,000,000 shares of Participating Convertible Preferred Stock, par value $.01 per share (the "Convertible Preferred Stock"), of the Company of which 9,788,623 shares are validly issued and outstanding, fully paid and nonassessable and are owned of record by GM and represent the GM Shares and are convertible into shares of Company Common Stock on a share for share basis, (B) 2,500,000 shares of Series A Preferred Stock, of which 186,986.80 shares are validly issued and outstanding, fully paid and nonassessable, (C) 2,500,000 shares of Series B Preferred Stock, of which 186,986.80 shares are validly issued and outstanding, fully paid and nonassessable, and (D) 5,000,000 shares of Series C Preferred Stock, of which 2,878,112.21 shares are validly issued and outstanding, fully paid and nonassessable and Section 4.5(a) of the Disclosure Schedule lists the nine holders of record of Series C Preferred Stock with the largest holdings of Series C Preferred Stock.

                (b) As of June 30, 1996, 4,408,950 Units and 528,539.91
Equivalent Shares are issued and outstanding. The Measurement Values are true and correct as of the date hereof and through December 31, 1996. Except as set forth in the preceding sentence and in Section 4.5(b) of the Disclosure Schedule, and except for the Convertible Preferred Stock, there are no outstanding options, warrants, calls, rights or commitments or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of the Company or any cash equivalents thereto, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of the Company or any cash equivalents thereto.

                (c) Immediately prior to the Effective Time and after giving effect to Section 7.10 hereof, (i) no more than 23,618,322 shares of Company Common Stock will be issued and outstanding, of which (A) no more than 10,200,000 shares and no less than 8,813,078 shares will be Allocated Shares (of which no more than 250,000 shares will be subject to the 1997 Distribution), and (B) not more than 15,000 shares of which will be Non-ESOP Shares, (ii) no shares of Company Common Stock will be held in treasury by the Company, (iii)(A) 186,986.80 shares of Series A Preferred Stock, (B) 186,986.80 shares of Series B Preferred Stock, (C) 2,878,112.21 shares of Series C Preferred Stock, and (D) 9,788,623 shares of Convertible Preferred Stock will be issued and outstanding and (iv) no more than 4,408,950 Units and no more than 625,000 Equivalent Shares will be outstanding, provided that the foregoing representation shall not be breached if the Closing Date occurring after November 1, 1996 results in additional contributions (other than as set forth in Section 7.1(l) of the Disclosure Schedule) after such date to the ESOP Trust by the Company which are utilized to make payment on the ESOP Debt thereby increasing the Allocated Shares and Equivalent Shares, and in such event, the number of Allocated Shares and Equivalent Shares in such representation shall be increased to such higher number of Allocated Shares and Equivalent Shares. As used herein, "ESOP Debt" shall mean the Indebtedness owing by the ESOP Trust to the Company. The aggregate amount payable by Parent and the Company in respect of the Equivalent Shares in connection with the the transactions contemplated hereby and pursuant to the Equivalent Plan shall not exceed $21.5 million (not including any amount to be paid on the Equivalent Shares resulting from payment of the ESOP Amount, if any, which in such case shall not exceed an additional $1 million). Prior to the Closing, the Company shall take any and all action necessary with respect to the Equivalent Plan to effect the matters set forth in the preceding sentence.

           4.6 Subsidiaries. Section 4.6 of the Disclosure Schedule sets forth the name of each Subsidiary of the Company and any other corporation, partnership, joint venture or other entity in which the Company directly or indirectly owns any equity or other ownership interest (an "Other Entity"), the number of authorized, issued and outstanding shares of each Subsidiary of the Company and Other Entity, the name of the record and beneficial owner of such shares and the jurisdiction of organization for each Subsidiary of the Company and Other Entity. All the outstanding shares of capital stock of each such Subsidiary are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. Except as set forth in Section 4.6 of the Disclosure Schedule, all outstanding shares of capital stock of each such Subsidiary and Other Entity are owned beneficially and of record by the Company or one of its other Subsidiaries free and clear of any Liens. Except as set forth in Section 4.6 of the Disclosure Schedule, there are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any shares of the capital stock of any such Subsidiary, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of any such Subsidiary.

           4.7  Financial Statements.

                (a) Section 4.7 of the Disclosure Schedule contains a copy of the audited consolidated balance sheets of the Company as of February 29, 1996 and February 28, 1995 and the related consolidated statements of income, of changes in stockholders equity, of changes in redeemable preferred stock, and of cash flows for the fiscal years ended on each such date, and the notes and schedules thereto, accompanied by the report thereon of Price Waterhouse LLP (the "Annual Financial Statements"). The Annual Financial Statements present fairly the consolidated financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of its operations and its consolidated cash flows for the fiscal years then ended. The consolidated balance sheet of the Company as of February 29, 1996 is hereafter referred to as the "Balance Sheet." The unaudited consolidated balance sheet of the Company as of May 31, 1996, and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, certified by the chief financial officer of the Company, are also contained in Section 4.7 of the Disclosure Schedule (the "Interim Financial Statements"). The Interim Financial Statements present fairly the consolidated financial condition of the Company and its Subsidiaries as of such date and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments and the other adjustments disclosed therein). Price Waterhouse LLP are independent public accountants with respect to the Company as required by the Securities Act.

                (b) The financial statements referenced in Section 4.7(a), including the related schedules and notes thereto, have all been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein and except, in the case of unaudited financial statements, for normal recurring adjustments and the other adjustments disclosed therein (which are not, individually or in the aggregate, material), and the absence of footnotes). Reserves are reflected on the Balance Sheet against all liabilities of the Company and its Subsidiaries in amounts that have been established on a basis consistent with the past practices of the Company and its Subsidiaries and in accordance with GAAP and such reserves are adequate, reasonable and appropriate.

           4.8 Absence of Certain Changes or Events. Except as expressly contemplated or permitted by this Agreement or as set forth in Section 4.8 of the Disclosure Schedule, since February 29, 1996, the Company and each of its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with past practice, and there has not been any development or event which has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, except as described in Section 4.8 of the Disclosure Schedule, except for those actions after the date of this Agreement permitted pursuant to Section 7.1, and except as entered into or effected in the ordinary course consistent with past business practices of the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has since February 29, 1996:

                     (i) incurred any damage, destruction or loss which materially and adversely affects its business or assets;

                     (ii)  made any material changes in its
customary methods of operations, including, without limitation, its marketing practices and its relationships with the Franchisees;

                     (iii)  increased the compensation or benefits
payable by it to its employees generally except for increases in compensation or benefits in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company or such Subsidiary, or increased the compensation or benefits payable by it to
(a) any director or (b) any specific employee who, as of the date hereof, receives from the Company and its Subsidiaries in excess of $30,000 base salary on an annual basis;

                     (iv)  incurred any Indebtedness for borrowed
money;

                     (v)  permitted any of its assets to be
subject to a Lien, except for Liens the existence of which would not constitute a breach of the representations set forth in
Section 4.12;

                     (vi) failed to pay any creditor any material amount owed to such creditor within 60 days of such amount becoming due;

                     (vii)  paid any liability before the same
became due in accordance with its terms;

                     (viii)  made any loan or advance to any
person or incurred any Guarantee Obligations;

                     (ix)  made any payment or distribution to any
Affiliate, including, without limitation, any repayment of any Indebtedness, except for payments or distributions by a wholly owned Subsidiary of the Company (defined to include any Subsidiary all of whose shares are owned directly or indirectly by the Company other than nominee, director qualifying or similar shares) to the Company or another wholly owned Subsidiary of the Company or by the Company to one of its wholly owned Subsidiaries or to the ESOP Trust (by way of contributions or dividends on ESOP Shares);

                     (x)  entered into any agreement or
transaction with any of its directors, officers or employees, except those which are not, individually or in the aggregate, material to the Company or any of its Subsidiaries.

                     (xi)  made any capital expenditure or
commitment for any capital expenditure in excess of $150,000 individually or $3 million in the aggregate;

                     (xii)  merged or consolidated with, or
acquired an interest in, any person;

                     (xiii)  leased (as lessor), sold or otherwise
disposed of any properties or assets, except those which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

                     (xiv)  entered into any material joint
venture, partnership or other similar arrangement with any person;

                     (xv)  terminated, discontinued, closed or
disposed of any facility or any material business operation;

                     (xvi)  issued, sold or redeemed any capital
stock, notes, bonds or other securities, or any option, warrant, stock appreciation right or other right to acquire the same;

                     (xvii)  declared or paid any dividends or
other distributions in respect of its capital stock (except for declarations by a wholly owned Subsidiary of the Company in favor of the Company or another wholly owned Subsidiary of the Company and payments or distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company);

                     (xviii) amended, terminated, cancelled or compromised any undisputed material claims;

                     (xix)  allowed any of its Permits to lapse or
terminate or failed to renew any of its Permits, in each case other than with respect to Permits the failure of which to be in effect could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

                     (xx)  amended or modified, in any material
respect, or consented to the early termination of, any contract listed in Section 4.11 of the Disclosure Schedule;

                     (xxi)  amended its certificate of
incorporation or by-laws;

                     (xxii)  failed to maintain its assets in
accordance with past practice and in good operating condition and repair (ordinary wear and tear excepted), except those which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;

                     (xxiii) entered into any lease (as lessee) under which it would be obligated to make payments in any one year of $1 million or more, other than leases related to automobiles;

                     (xxiv)  made any change in the financial or
accounting practices or policies customarily followed by it (other than changes required by GAAP) or made any election with respect to Taxes;

                     (xxv)  entered into any contract or other
agreement or other transaction that increases its liabilities by $5 million or more; or

                     (xxvi)  entered into any contract or other
agreement to do any of the foregoing.

           4.9 Legal Proceedings. Except as described in Section 4.9 of the Disclosure Schedule, except for personal injury and property damage litigation ("PI/PD Litigation"), and except for litigation commencing after the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority has been commenced, is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or assets. No litigation, proceeding or investigation of or before any arbitrator or Governmental Authority has been commenced, is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of their respective properties or assets (including any items subject to the exceptions above) which could reasonably be expected to have individually or in the aggregate a Material Adverse Effect (after taking into account the reserves and insurance referred to below in the case of PI/PD Litigation). Section 4.9 of the Disclosure Schedule sets forth a brief description of each judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets since February 29, 1993 except for any thereof commencing after the date hereof. No judgment, injunction, decree, order or other determination of an arbitrator or a court or other Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets (including any items subject to the exceptions above) which could reasonably be expected to have individually or in the aggregate a Material Adverse Effect. The Company will promptly notify Parent of any material litigation, investigation or proceeding commencing, or any material judgment, injunction, decree, order or other determination arising, after the date hereof. The reserves on the Balance Sheet relating to PI/PD Litigation represent the Company's and its Subsidiaries' aggregate self retained liability for such claims and such reserves are adequate, reasonable and appropriate in the aggregate. The Company's and its Subsidiaries' liability relating to PI/PD Litigation in excess of such reserves is fully and adequately covered by insurance policies with third parties.

           4.10 No Undisclosed Liabilities. There are no material liabilities of the Company or any of its Subsidiaries (absolute, accrued, contingent or otherwise), other than (a) liabilities (i) to the extent reflected or reserved against on the Balance Sheet or (ii) incurred since the date of the Balance Sheet or the Interim Balance Sheet in the ordinary course of business, consistent with past practice, (b) liabilities under contracts listed in
Section 4.11 of the Disclosure Schedule or under contracts entered into in the ordinary course of business which are not required to be listed in Section
4.11 of the Disclosure Schedule and are not in the aggregate material and

(c) liabilities disclosed in Section 4.10 of the Disclosure
Schedule.

           4.11  Contracts.

                (a) Section 4.11 of the Disclosure Schedule lists (without duplication) each of the following contracts and other agreements to which the Company or any of its Subsidiaries is a party or by or to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or subject in each case as of the date hereof:

                     (i)  material agreements between the Company
and any of its Subsidiaries or between any two or more
Subsidiaries of the Company;

                     (ii) material agreements between the Company or any of its Subsidiaries on the one hand, and a Franchisee, on the other hand;

                     (iii)  agreements (including written
settlement agreements) currently in effect pursuant to which the Company or any of its Subsidiaries licenses the right to use any material Intellectual Property to any person or from any person (indicating which of the Company or its Subsidiaries is currently party to such agreement);

                     (iv)  advertising, market research and other
marketing agreements providing for payments by the Company and its Subsidiaries of more than $1.5 million per agreement;

                     (v)  agreements relating to the franchise
business in general providing for payments by the Company and its Subsidiaries of more than $300,000 per agreement;

                     (vi) agreements relating to any committee or organization of, or representing, Franchisees;

                     (vii)  employment, severance and consulting
agreements with any current or former director, officer or employee which provide for continuing obligations on the part of the Company or any of its Subsidiaries;

                     (viii)  agreements with any labor union or
similar association representing any employee;

                     (ix)  agreements for the sale or lease (as
lessor) by the Company or any of its Subsidiaries of any assets or properties (other than automobiles) in excess of $300,000 per agreement;

                     (x)  agreements relating to the acquisition
or lease (as lessee) by the Company or any of it Subsidiaries of any assets or properties in excess of $300,000 per agreement, and all airport concession agreements;

                     (xi)  agreements relating to the disposition
or acquisition of any ownership interest with a book value of $100,000 or more in any person;

                     (xii)  joint venture, partnership or similar
agreements;

                     (xiii)  agreements that materially limit or
purport to materially limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or in any geographical area or during any period of time;

                     (xiv)  agreements relating to the incurrence
of Indebtedness by the Company or any of its Subsidiaries or restricting the ability of the Company or any of its Subsidiaries to incur Indebtedness;

                     (xv)  agreements relating to any Guarantee
Obligations of the Company or any of its Subsidiaries (other than indemnities made in the ordinary course of business which are not material to the Company and its Subsidiaries taken as a whole);

                     (xvi)  agreements relating to the making of
any loan or advance by the Company or any of its Subsidiaries other than (x) intercompany loans among the Company and its wholly owned Subsidiaries and (y) those made in the ordinary course of business which are not in excess of $50,000;

                     (xvii)  agreements providing for the
indemnification by the Company or any of its Subsidiaries to any person except those entered into in the ordinary course of business which are not material to the Company and its Subsidiaries taken as a whole;

                     (xviii)  agreements with any Governmental
Authority except those entered into in the ordinary course of business which are not material to the Company and its Subsidiaries taken as a whole and other than tax audit agreements; and

                     (xix)  all other agreements whether or not
made in the ordinary course of business which are material to the Company and its Subsidiaries taken as a whole.

                (b) There have been delivered or made available to Parent true and complete copies of all of the written agreements listed in Section 4.11 of the Disclosure Schedule and a written summary of all of the oral agreements, if any, listed in Section
4.11 of the Disclosure Schedule. Each contract and agreement to which the Company or any of its Subsidiaries is a party or by or to which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or subject (to the extent listed in Section 4.11 of the Disclosure Schedule) is in full force and effect and constitutes a legal, valid and binding obligation of the Company or one of its Subsidiaries, as the case may be, and, to the Company's knowledge without inquiry, of each other party thereto, enforceable against the Company or one of its Subsidiaries, as the case may be, in accordance with its terms. Neither the Company nor any of its Subsidiaries has received any written notice (x) that any such agreement is not enforceable against any party thereto or (y) of early termination or intention to early terminate from any other party to any such agreement. Except as set forth in Section 4.11 of the Disclosure Schedule, neither the Company or any of its Subsidiaries nor, to the Company's knowledge, any other party to any such agreement is in material breach of or material default under any such agreement.

           4.12  Properties.

                (a) Section 4.12 of the Disclosure Schedule contains a list of all real estate owned or leased by the Company or any of its Subsidiaries (except any thereof first acquired and leased after the date hereof as permitted by Section 7.1 hereof). Each of the Company and its Subsidiaries has good record and marketable title in fee simple to all such real property listed as owned, and has valid leasehold interests in all such real property listed as leased, in each case free and clear of all Liens except for (i) defects in title or Liens which do not and will not materially interfere with the present use of such property, otherwise materially impair business operations at such properties, or materially detract from the value of such property, or (ii) statutory or other similar Liens securing payments not yet due. The current use of such owned and leased real estate by the Company or any of its Subsidiaries does not violate the certificate of occupancy thereof or any local zoning or similar land use or government regulations in any way that could have a Material Adverse Effect. Each such lease is valid without material default thereunder by the lessee or the lessor. There is no material defect in the normal operating condition and repair of the equipment owned or leased by the Company and its Subsidiaries.

                (b) The Company and its Subsidiaries have good and marketable title to all assets (other than the real property which is represented and warranted in paragraph (a) above) shown on the Balance Sheet or acquired since the date of the Balance Sheet, other than the assets shown on the Balance Sheet and disposed of since the date of the Balance Sheet in the ordinary course but subject to such Liens existing thereon.

           4.13  Intellectual Property.

                (a) Except as set forth on Section 4.13 of the Disclosure Schedule, the Company or one of its Subsidiaries owns or has the right to use, sell or license the Intellectual Property, free and clear of all Liens (except for any thereof first acquired after the date hereof, permitted by Section 7.1). Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of all federal, state and foreign patents and patent applications, trademark or service mark applications and registrations, copyright registrations and applications, and material unregistered copyrights, service marks, trademarks and trade names, each as owned by the Company or one of its Subsidiaries (indicating which of the Company and its Subsidiaries owns such rights). Either the Company or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration listed on Section 4.13 of the Disclosure Schedule.

                (b) Section 4.13 of the Disclosure Schedule sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company or any of its Subsidiaries is the licensee or licensor thereunder (collectively, the "Licenses") (except for any thereof first acquired after the date hereof as permitted by Section 7.1), and any written settlement agreements relating to Intellectual Property entered into on or after February 29, 1991. The Licenses are valid and binding obligations of the Company or any of its Subsidiaries, enforceable in accordance with their terms, and there are no breaches or defaults thereunder.

                (c) Section 4.13 of the Disclosure Schedule lists all of the material Computer Programs which are owned, licensed, leased or otherwise used by the Company or any of its Subsidiaries in connection with the operation of their businesses as currently conducted (except for any thereof first acquired after the date hereof as permitted by Section 7.1), and identifies which is owned, licensed, leased, or otherwise used, as the case may be. As soon as practicable after the date hereof, but in no event later than the Closing Date, the Company shall deliver to Parent a list identifying which of the Company or its Subsidiaries owns, licenses, leases or otherwise uses the Computer Programs listed in Section 4.13 of the Disclosure Schedule. Unless otherwise indicated on Section 4.13 of the Disclosure Schedule, each Computer Program listed in Section 4.13 of the Disclosure Schedule is (i) owned by the Company or any of its Subsidiaries, (ii) currently in the public domain or other-wise available to the Company or any of its subsidiaries without the approval or consent of any third party, or (iii) used in accordance with rights granted to the Company or any of its Subsidiaries pursuant to a written agreement, license or lease from a third party.

                (d) The registrations listed on Section 4.13 of the Disclosure Schedule are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings in accordance with the legal and administrative requirements of the appropriate jurisdictions. Unless otherwise indicated on Section 4.13 of the Disclosure Schedule, the registrations and applications listed on Section 4.13 of the Disclosure Schedule have not lapsed, expired or been abandoned, and no application or registration therefor is the subject of any pending, existing or, to the best of the Company's knowledge, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any registration authority in any jurisdiction.

                (e) No material trade secret or confidential know-how or other confidential information relating to the Company or any of its Subsidiaries has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that fully protects the Company's and its Subsidiaries' proprietary interests in and to such confidential information.

                (f) Except as set forth on Section 4.13 of the Disclosure Schedule, (a) the conduct of the businesses of the Company and its Subsidiaries does not infringe upon any intellectual property right owned or controlled by any third party and (b) there are no claims or suits pending or, to the best of the Company's knowledge, threatened, and neither the Company nor any of its Subsidiaries has received any notice of a claim or suit (i) alleging that the Company's or any of its Subsidiaries' activities or the conduct of their businesses infringes upon or constitutes the unauthorized use of the proprietary rights of any third party, or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                (g) Except as set forth on Section 4.13 of the Disclosure Schedule, no third party is infringing upon any Intellectual Property owned or controlled by the Company or any of its Subsidiaries and no such claims have been made by the Company or any of its Subsidiaries.

                (h) Except as set forth on Section 4.13 of the Disclosure Schedule, to the best of the Company's knowledge, there are no judgments or orders which restrict the Company's or any of its Subsidiaries' rights to use any Intellectual Property, and no concurrent use or other agreements (aside from license and other like agreements) which restrict the Company's or any of its Subsidiaries' rights to use any Intellectual Property owned by the Company and its Subsidiaries.

                (i) The consummation of the transaction contemplated hereby will not result in the loss or impairment of the Company's or any of its Subsidiaries' right to own or use any of the material Intellectual Property nor will it require the consent of any Governmental Authority or third party in respect of any such material Intellectual Property.

           4.14  Employee Benefits; ERISA.

                (a) Section 4.14(a) of the Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance, change-in-control, or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of the Company, any of its Subsidiaries or any ERISA Affiliate (the "Plans"). Section 4.14(a) of the Disclosure Schedule identifies each of the Plans that is an "employee welfare benefit plan," or "employee pension benefit plan" as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the "ERISA Plans"). None of the Company, any of its Subsidiaries, or any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or former employee of the Company, any of its Subsidiaries or any ERISA Affiliate except to the extent that any such creation, modification or change could not, individually or in the aggregate, reasonably be expected to result in a material liability of the Company or any of its Subsidiaries.

                (b) With respect to each of the Plans, the Company has heretofore delivered to Parent true and complete copies of each of the following documents:

                     (i)  a copy of the Plan documents (including
all amendments thereto) for each written Plan;

                     (ii)  a copy of the annual report or Internal
Revenue Service Form 5500 Series, if required under ERISA, with respect to each such Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

                     (iii)  a copy of the actuarial report, if re-
quired under ERISA, with respect to each such Plan for the last three Plan years ending prior to the date of this Agreement;

                     (iv)  a copy of the most recent Summary Plan
Description ("SPD"), together with all Summaries of Material Modification issued with respect to such SPD, required under ERISA with respect to such Plan;

                     (v) if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

                     (vi)  all contracts relating to the Plans
with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate may have any material liability, including, without limitation, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                     (vii)  the most recent determination letter
received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

                (c) No liability under Title IV of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate since January 1, 1990 that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring a material liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC"), which payments have been made when due with respect to any ERISA Plan. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the Company's most recent fiscal year ending prior to the date of this Agreement.

                (d) The PBGC has not instituted proceedings pursuant to
Section 4042 of ERISA to terminate any of the ERISA Plans subject to Title IV of ERISA and, to the Company's knowledge, no condition exists that presents a material risk that such proceedings will be instituted by the PBGC.

                (e) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accumulated benefit obligations under such plan, as determined by the Plan's actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accumulated benefit obligations.

                (f) None of the Company, any of its Subsidiaries, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, to the Company's knowledge, nor any trustee, or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any of its Subsidiaries or any ERISA Affiliate could reasonably be expected to be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

                (g) All contributions and premiums which the Company, any of its Subsidiaries or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company except to the extent that the failure to make any such contribution or pay any such premium could not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole; and none of the ERISA Plans or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement. No lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company, any Subsidiary of the Company or any ERISA Affiliate and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any ERISA Plan.

                (h) With respect to any ERISA Plan that is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, (i) neither the Company, any of its Subsidiaries nor any ERISA Affiliate has, since September 26, 1980, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA,
(ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) none of the Company, any of its Subsidiaries, or any ERISA Affiliate has any contingent liability under Section 4204 of ERISA, and no circumstances exist that present a material risk that any such plan will go into reorganization, and (iv) the aggregate withdrawal liability of the Company, its Subsidiaries and the ERISA Affiliates, computed as if a complete withdrawal by the Company, any of its Subsidiaries and the ERISA Affiliates had occurred under each such Plan on the date hereof, would not be significant.

                (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code.

                (j) Each of the ERISA Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the Internal Revenue Service stating that it is so qualified.

                (k) Any Fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has received a determination letter from the Internal Revenue Service stating that it has so satisfied such requirements.

                (l) Except as set forth in Section 4.14(l) of the Disclosure Schedule, no amounts payable under the Plans or any other contract, agreement or arrangement to which the Company, any of its Subsidiaries or any ERISA Affiliate is a party could reasonably be expected, as a result of the transactions contemplated hereby, to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

                (m) Except as set forth in Section 4.14(m) of the Disclosure Schedule, no Plan provides for employee welfare benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company, any of its Subsidiaries or ERISA Affiliates after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, its Subsidiaries or the ERISA Affiliates, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

                (n) Except as set forth in Section 4.14(n) of the Disclosure Schedule and as specifically provided by this Agreement, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company, any of its Subsidiaries or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

                (o) There are no pending, or, to the Company's knowledge, threatened or anticipated, claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits and other than claims that individually or in the aggregate could not reasonably be expected to result in a material liability of the Company and its Subsidiaries taken as a whole).

           4.15 Taxes. (1) Except as set forth in Section 4.15 of the Disclosure Schedule:

                (a) Giving effect to all extensions obtained, each of the Company and its Subsidiaries has (x) duly and timely filed (or there has been filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete and (y) timely paid or there has been paid on its behalf all Taxes due or claimed to be due from it by any taxing authority;

                (b) The Company and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws) and have, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable laws;

                (c) There are no Liens for Taxes upon the assets or properties of the Company or its Subsidiaries except for statutory Liens for current Taxes not yet due;

                (d) None of the Company or any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries;

                (e) No federal, state, local or foreign audits or other administrative proceedings or court proceedings ("Audits") exist or have been initiated with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and none of the

Company or any of its Subsidiaries has received any notice that such an Audit is pending or threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries;

                (f) None of the Company or any of its Subsidiaries has requested or received an adverse ruling from any taxing authority or signed a closing or other agreement with any taxing authority which could have an adverse effect on the Company and its Subsidiaries taken as a whole;

                (g) The Tax Returns of the Company and its Subsidiaries for the taxable periods ending before February 28, 1992 have been examined by the appropriate governmental authority (or the applicable statute of limitations for the assessment of Taxes for such periods has expired) and a list of all Audits commenced or completed with respect to the Company and its Subsidiaries from January 1, 1993 is set forth on Section 4.15 of the Disclosure Schedule;

                (h) All tax deficiencies which have been claimed, proposed or asserted against the Company or its Subsidiaries have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined;

                (i) None of the Company or any of its Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method);

                (j) None of the Company or any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement. None of the Company or any of its Subsidiaries is aware of any potential liability or obligation to any person as a result of, or pursuant to, any such agreement, contract or arrangement;

                (k) No power of attorney has been granted by or with respect to the Company or any of its Subsidiaries with respect to any matter relating to Taxes;

                (l) No amounts paid by the Company or any of its Subsidiaries to the ESOP or any other ERISA Plan would fail to be deductible under Section 404 of the Code;

                (m) None of the Company or any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries;

                (n) The reserves for Taxes (determined in accordance with generally accepted accounting principles consistently applied) reflected in the Interim Financial Statements are adequate for the payment of all Taxes incurred or which may be incurred by the Company and its Subsidiaries through the date thereof. Since the date of the Interim Financial Statements, none of the Company or any of its Subsidiaries has incurred any liability for Taxes other than in the ordinary course of business;

                (o) Since January 1, 1985, none of the Company or any of its Subsidiaries has been a member of an affiliated group (or similar state or local filing group) other than the group in which the Company is the common parent;

                (p) The Company is not and since March 1991 has not been a United States real property holding company as defined in Section 897(c)(2) of the Code;

                (q) None of the Company or any of its Subsidiaries has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or any similar provision under state, local or foreign law);

                (r) None of the Company or any of its Subsidiaries has taken any position on any Tax Return that could give rise to an understatement of federal income tax liability within the meaning of Section 6662(d) of the Code;

                (s) No excess loss accounts (as described in Section 1.1502-19 of the Treasury Regulations) exist with respect to any of the Company's Subsidiaries;

                (t) None of the Company or any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

                (u) Section 4.15 of the Disclosure Schedule sets forth (as actual or, in the case of Tax Attributes, for the preceding and current taxable year estimated) the net operating losses, Section 1231 losses (as such term is defined under Section 1231(a)(3)(B) of the Code), capital losses, alternative minimum tax credits, and other similar tax attributes ("Tax Attributes") (for federal, state, local, foreign and all other tax purposes, as applicable) of the Company and each of its Subsidiaries and the date on which such Tax Attributes will expire. Prior to the consummation of the transaction contemplated by this Agreement, none of such Tax Attributes are subject to Section 382 of the Code, the separate return limitation year provisions of Section 1.1502 of the Treasury Regulations or any other applicable law disallowing, limiting or reducing their use on any other basis;

           (2) All material elections with respect to Taxes required to be specifically described on a Tax Return listed in Schedule 4.15 of the Disclosure Schedule including affecting the Company or any of its Subsidiaries are set forth in Section 4.15 of the Disclosure Schedule.

           (3) The Company and its Subsidiaries have previously delivered or made available to the Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries, (ii) the United States federal income Tax Returns, and those state, local and foreign income Tax Returns filed by the Company and its Subsidiaries and (iii) any closing agreements entered into by the Company or any of its Subsidiaries with any taxing authority in each case existing on the date hereof. The Company will deliver to Parent all materials with respect to the foregoing for all matters arising after the date hereof.

           (5) For purposes of this Agreement, (i) "Taxes" (including, with correlative meaning, the term "Tax") shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto and (ii) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

           4.16  Environmental Laws.

                (a) Except as set forth in Section 4.16(a) of the Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a Material Adverse Effect.

                (b) Except as set forth in Section 4.16(b) of the Disclosure Schedule, no transfers of Permits or other governmental authorizations under Environmental Laws, and no additional permits or other governmental authorizations under Environmental Laws, will be required to permit the conduct of the business of the Company and its Subsidiaries in substantial compliance with all applicable Environmental Laws immediately following the Closing Date, as conducted by the Company and its Subsidiaries immediately prior to the Closing Date. To the extent that such transfers or additional Permits and other governmental authorizations are required, the Company agrees to cooperate in a commercially reasonable manner with Parent to effect such transfers and obtain such Permits and other governmental authorizations prior to the Closing Date.

                (c) Except as set forth in Section 4.16(c) of the Disclosure Schedule, there is no Environmental Claim pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries or, to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law which Environmental Claim would have a Material Adverse Effect.

                (d) Except as set forth in Section 4.16(d) of the Disclosure Schedule, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material, which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, which Environmental Claim would have a Material Adverse Effect.

                (e) Except as set forth in Section 4.16(e) of the Disclosure Schedule, the Company and its Subsidiaries have not, and to the Company's knowledge, no other person has, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, except
(x) for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and its Subsidiaries, or (y) which would not have a Material Adverse Effect.

                (f) Except as set forth in Section 4.16(f) of the Disclosure Schedule, the Company has delivered or otherwise made available for inspection to Parent complete and accurate copies and results of any reports, studies, analyses or tests possessed or, to the knowledge of the Company, initiated by the Company or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or regarding the Company's or any of its Subsidiaries' compliance with applicable Environmental Laws.

                (g) Without in any way limiting the generality of the foregoing, except as set forth in Section 4.16(g) of the Disclosure Schedule, any properties owned, operated or leased by the Company or any of its Subsidiaries do not contain any: underground storage tanks; asbestos; polychlorinated biphenyls ("PCBs"); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed the existence of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

           4.17  Labor and Employment Matters.

                (a) Except to the extent set forth in Section 4.17(a) of the Disclosure Schedule as of the date hereof: (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened, against or affecting the Company or any of its domestic or Canadian Subsidiaries, or, to the knowledge of the Company, any of international Subsidiaries (other than Canada) and during the past five years there has not been any such action; (ii) no union claims to represent the employees of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries; (iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) there are no material written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries, other than those set forth in Section 4.17(a) of the Disclosure Schedule, true and correct copies of which have heretofore been delivered to Parent; (vi) the Company and each of its Subsidiaries are, and have at all times been, in compliance with all applicable material laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (vii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (viii) there is no material grievance arising out of any collective bargaining agreement or other grievance procedure; (ix) to the knowledge of the Company, no material charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (x) neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; and (xi) there are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. Except as set forth in Section 4.17(a) of the Disclosure Schedule, there are no employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries. The Company will promptly notify Parent of any material labor and employment matter outlined in clauses (i) through (xi) above arising after the date hereof.

                (b) Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), neither the Company nor any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 4.17(b) of the Disclosure Schedule none of the Company's or any of its Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date of this Agreement.

           4.18  Information in Disclosure Documents and
Registration Statement. None of the information supplied or to be supplied by the Company or any of its Subsidiaries for the purpose of inclusion or incorporation by reference in (i) the Registration Statement to be filed with the SEC by Parent in respect of registration of Parent Common Stock to be issued in connection with the transactions contemplated hereby and by the Stock Purchase Agreement will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein if necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any information statement relating to the solicitation of voting instructions from the ESOP Participants in connection with the Merger (the "Information Statement") will, at the date mailed and at the time of the closing of such solicitation and the date of the Requisite Stockholder Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) any other disclosure document delivered to holders of Company Capital Stock in connection with the transactions contemplated hereby and by the Stock Purchase Agreement and any syndication and other materials to be delivered to potential financing sources in connection with the transactions contemplated hereby and by the Stock Purchase Agreement ("Other Disclosure Documents") will, at the date delivered, contain any untrue statement of material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           4.19 Requisite Stockholder Vote. The affirmative vote of the holders of record of a majority of the outstanding shares of (x) Company Common Stock (on a diluted basis for the Convertible Preferred Stock) and (y) the Convertible Preferred Stock voting as a separate class, approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement (the "Requisite Stockholder Vote").

           4.20  Compliance with Laws.

                (a) Each of the Company and its Subsidiaries is in compliance in all respects with all Requirements of Law, including, without limitation, the FTC Act and all applicable state and foreign franchise laws, holds all Permits that are material to the conduct of its business or the ownership of its properties, and is in compliance with each such Permit, except where the failure to so comply with Requirements of Law or hold such Permits would not have a Material Adverse Effect.

                (b) (i) The sale or grant by the Company or any of its Subsidiaries of each franchise or subfranchise of the Rental Business to any Franchisee, and (ii) the acquisition by the Company or any of its Subsidiaries of any franchise or subfranchise of the Rental Business from a Franchisee or Sub- franchisor, was made in compliance in all material respects with all Requirements of Law, including, without limitation, the FTC Act, if applicable, and all applicable state and foreign franchise laws.

                (c) Except as disclosed in Section 4.20(c) of the Disclosure Schedule, since January 1, 1993, none of the Company or any of its Subsidiaries has received any written or any other communication from any Governmental Authority asserting that the Company or any of its Subsidiaries is not in compliance with any Requirement of Law or any Permit which non-compliance could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

           4.21 Insurance. Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of all (except for those acquired after the date hereof in accordance with Section 7.1) primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company and each of its Subsidiaries and their respective businesses, properties and assets (or its directors, officers, salespersons, agents or employees), including the following information for each such policy: type(s) of insurance coverage provided; name of insurer; effective date; policy number; per occurrence and annual aggregate deductibles or self-insured retention; per occurrence and annual aggregate limits of liability and the extent, if any, to which the limits of liability have been exhausted. All such policies are in full force and effect. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy, and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy the failure of which to maintain would have a Material Adverse Effect. Section
4.21 of the Disclosure Schedule sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its Subsidiaries and except as set forth in such Section 4.21 of the Disclosure Schedule, no letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the Interim Balance Sheet.

           4.22  Records.

                (a) The respective corporate record books of the Company and each of its Subsidiaries contain accurate and complete records of all material meetings and accurately reflect all other actions taken by the stockholders, Board of Directors and all material committees of the Board of Directors of the Company and its Subsidiaries. Complete and accurate copies of all such record books have been made available by the Company to Parent.

                (b) The books, records and work papers of the Company and its Subsidiaries are complete and correct, have been maintained in accordance with applicable federal, foreign, state and local laws and regulations and good business practices and accurately reflect the basis for the financial condition and results of operations of the Company set forth in the Annual Financial Statements and Interim Financial Statements.

           4.23 Franchisees. As of June 30, 1996, there were 253 Franchisees (excluding Franchisees of Avis Europe Limited and its Subsidiaries) and 4 Subfranchisors. Set forth in Section 4.23 of the Disclosure Schedule is the name of each such Franchisee and Subfranchisor, his territory, the address of each Franchisee's and Subfranchisor's office, and the scheduled renewal or expiration date of each Franchisee's and Subfranchisor's franchise agreement. Except as described in Section 4.23 of the Disclosure Schedule, there is no material dispute between the Company or any of its Subsidiaries, on one hand, and any Franchisee or Subfranchisor, on the other hand. As of June 30, 1996, there were 21 licensees ("Avis Lube Licensees") who own or possess the right to operate an "Avis Lube" or similar licensed business under a license agreement entered into with the Company of any of its Subsidiaries. Set forth in Section 4.23 of the Disclosure Schedule is the name of each such Avis Lube Licensee, his territory, the address of each Avis Lube Licensee's office, and the scheduled renewal or expiration date of each Avis Lube Licensee's license agreement. Except as described in Section 4.23 of the Disclosure Schedule, there is no material dispute between the Company or any of its Subsidiaries, on one hand, and any Avis Lube Licensee, on the other hand.

           4.24 Offering Circulars. The Company has delivered to Parent a true and complete copy of the current uniform franchise offering circular and other disclosure statements of the Company or of any of its Subsidiaries in connection with its sale of franchises to Subfranchisors and Franchisees (the "Offering Circulars"). As of their respective dates, such documents complied in all material respects with the requirements of the FTC Act, to the extent applicable, and to applicable state and foreign laws; and none of such documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

           4.25  Affiliate Transactions.  Section 4.25 of the
Disclosure Schedule contains a summary of all transactions since
January 1, 1993 and all currently proposed transactions between the Company or any of its Subsidiaries, on the one hand, and any current or former director or officer of the Company or any of its Subsidiaries or any such director's or officer's Affiliates known as such to the Company, or any entity known as such to the Company, in which any such director, officer or Affiliate has a direct or indirect material interest, other than standard employment agreements or arrangements and employee benefit plans.

           4.26 Brokers. With the exception of Lehman Brothers, Inc., CS First Boston Corporation and Houlihan, Lokey, Howard & Zukin, and U.S. Trust Company of California, N.A. (and as additionally mutually agreed in writing by the parties hereto) no person is or will be entitled to any broker's, finder's, investment banker's, financial advisor's or similar fee from the Company or any of its Subsidiaries or the ESOP Trust in connection with this Agreement or the transactions contemplated hereby. The Company has delivered to Parent a copy of the engagement letter for Lehman Brothers, Inc. and U.S. Trust Company of California, N.A. has delivered to Parent copies of its engagement letters with the Company, and none of such engagement letters have been amended since the date of their respective execution.

           4.27 Appointment of ESOP Trustee. The ESOP Trustee has been properly appointed as trustee of the ESOP Trust and as investment manager of the ESOP. The Company has delivered to the ESOP Trustee complete and accurate copies of the ESOP plan document and the trust agreement establishing the ESOP Trust (the "Trust Agreement"), and there have been no amendments to such documents since March 21, 1996 which have not been promptly forwarded to the ESOP Trustee.


                                   ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF ESOP TRUSTEE

           The ESOP Trustee, in its capacity as such, represents and warrants to Parent and Merger Sub as follows:

           5.1 Organization; Authority. The ESOP Trustee (i) is a duly organized and validly existing trust company in good standing and with full authority to act as ESOP Trustee and exercise trust powers under the laws of its jurisdiction of organization and (ii) subject to and in reliance on the Company's representation in Section 4.27, has full corporate power and authority to act on behalf of the ESOP Trust and to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All authority exercised hereunder by the ESOP Trustee is solely in its fiduciary capacity as the trustee under the Trust Agreement, and in no other capacity.

           5.2 Enforceability. This Agreement has been duly executed and delivered by the ESOP Trustee on behalf of the ESOP

Trust and constitutes the legal, valid and binding obligation of the ESOP Trust enforceable against the ESOP Trustee in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and subject to general principles of equity.

           5.3 Non-Contravention. The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate (i) the ESOP Trustee's charter or Bylaws or other organizational documents, each as amended or restated to date, (ii) any provision of any indenture, mortgage, deed of trust, agreement, instrument, order, arbitration award, judgment or decree to which the ESOP Trustee or, to the knowledge of the ESOP Trustee, the ESOP Trust is a party or by which it or, to the knowledge of the ESOP Trustee, the ESOP Trust or any of their respective properties or assets are bound, or
(iii) to the knowledge of the ESOP Trustee after due inquiry, ERISA.

           5.4 Consents. No authorization, approval or consent of any Governmental Authority is necessary to be obtained by the ESOP Trustee or the ESOP in connection with the sale of the ESOP Shares by the ESOP Trustee on behalf of the ESOP hereunder.

           5.5 Legal Counsel; Independent Financial Advisor. The ESOP Trustee, at the expense of the Company, has retained independent legal counsel knowledgeable in matters regarding ERISA and Code fiduciary responsibilities and has retained an independent financial advisor to advise the ESOP Trustee regarding the transactions contemplated by this Agreement.

           5.6 Brokers. With the exception of CS First Boston Corporation and Houlihan, Lokey, Howard & Zukin (and as additionally mutually agreed in writing by the parties hereto) (as referenced in Section 4.26 hereof), the ESOP Trustee has not employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby. The ESOP Trust has delivered to Parent a copy of the engagement letter of CS First Boston Corporation and such engagement letter has not been amended since the date of its execution and the ESOP Trust has delivered to Parent a draft of the engagement letter with Houlihan, Lokey, Howard & Zukin and will deliver, when executed, an executed copy thereof. The executed engagement letter will have such changes as the ESOP Trust deems appropriate; provided, however, the ESOP Trust will not increase the fees set forth therein or modify the terms thereof in a manner that would materially prejudice the Company, the Surviving Corporation or Parent.



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           5.7 Opinion of Financial Advisor. The ESOP has received a
preliminary opinion of CS First Boston Corporation, financial advisor to the ESOP Trustee, to the effect that (i) the ESOP Shares Merger Consideration is not less than "adequate consideration," as defined in Section 3(18)(B) of ERISA and Department of Labor Proposed Regulation Section 2510.3-18(b) and
(ii) the sale of the ESOP Shares in accordance with the terms of this Agreement is fair to the ESOP from a financial point of view.

           5.8 Information in Disclosure Documents and Registration Statement. None of the information supplied or to be supplied by the ESOP Trustee with respect to the ESOP Trustee for the purpose of inclusion or incorporation by reference in (i) the Registration Statement will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein if necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(ii) any Other Disclosure Document will, at the date delivered, contain any untrue statement of material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the ESOP Trustee for the purpose of inclusion or incorporation by reference in the Information Statement will, at the date mailed and at the time of the closing of the solicitation and the date of the Requisite Stockholder Vote, contain any statement or omit to state any material fact which would violate any provision of ERISA or the ESOP plan documents.


                                  ARTICLE VI

      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

           Parent and Merger Sub each represent and warrant to the Company and the ESOP Trustee as follows:

           6.1 Organization. Each of Parent and Merger Sub (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (b) has full power and authority to own all of its properties and assets and to carry on its business as it is now being conducted.

           6.2 Authority; Enforceability. Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder (other than, with respect to Merger Sub, the approval of Parent as the sole stockholder of Merger Sub). The execution and delivery by each of Parent and Merger Sub of this Agreement and


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the performance by each of them of their respective obligations hereunder have been duly authorized by the Board of Directors of each of Parent and Merger Sub. No other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the performance by Parent or Merger Sub of their respective obligations hereunder (other than, with respect to Merger Sub, the approval of Parent as the sole stockholder of Merger Sub). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

           6.3 Non-Contravention. The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the consummation by them of the transactions contemplated hereby and the performance by them of their respective obligations hereunder will not, (a) subject to obtaining the approvals set forth in Section 6.3 of a disclosure schedule delivered by Parent to the Company simultaneously herewith (the "Parent Disclosure Schedule"), violate, or result in the violation of, any Requirement of Law of Parent or Merger Sub or (b) except as described in Section 6.3 of the Parent Disclosure Schedule, (i) result in the creation of any Lien on any of the properties or assets of Parent or Merger Sub, or (ii) violate, or result in the violation of, or default (with or without notice or lapse of time, or both) under, any provision of, or result in the termination or acceleration of, or give rise to a right of termination or acceleration of or the loss of a material benefit under, any loan agreement, note, contract, lease or other material agreement, obligation, franchise, instrument, Lien or Permit applicable to Parent or Merger Sub or their respective properties or assets.

           6.4 Consents. Except for filings under the HSR Act, the DGCL, and the Securities Act with respect to the Registration Statement and as set forth in Section 6.4 of the Parent Disclosure Schedule, no consent, authorization, order or approval of, or filing or registration with, any Governmental Authority is required for or in connection with the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby and the performance by Parent or Merger Sub of their respective obligations hereunder.

           6.5 SEC Documents. Parent has made available to the Company a copy of its Form 10-K for the fiscal year ended December 31, 1995 and its Form 10-Q for the fiscal quarter ended June 30, 1996, as amended by the Form 10-Q/A filed on August 19, 1996, and its proxy statement relating to its 1996 annual meeting of stockholders held on May 20, 1996. As of their respective dates, such documents complied in all material respects with the


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requirements of the Exchange Act, and none of such documents, as amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in such documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

           6.6 Information in Disclosure Documents and Registration Statement. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein if necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) the Information Statement will, at the date mailed and at the time of the closing of the solicitation and the date of the Requisite Stockholder Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (iii) any Other Disclosure Document will, at the date delivered, contain any untrue statement of material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           6.7 Brokers. With the exception of Bear Stearns & Co., Inc., no person is or will be entitled to any broker's, finder's, investment banker's, financial advisor's or similar fee from Parent or its Affiliates in connection with this Agreement or the transactions contemplated hereby or thereby.

           6.8 Parent Shares. Upon the Closing, the Parent Shares shall have been duly authorized and validly issued, shall be fully paid and nonassessable and shall be registered under the Securities Act pursuant to the Registration Statement.

           6.9 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities,


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has conducted its operations only as contemplated hereby and is an indirect wholly owned Subsidiary of Parent.

           6.10 Financing Arrangements. On the Closing Date, Parent will have available, and will make available to Merger Sub, if necessary, all financing necessary to satisfy all of Parent's and Merger Sub's obligations for payment on the Closing Date pursuant to Articles II and III hereof (including providing the Letter of Credit).


                                  ARTICLE VII

                                   COVENANTS

           7.1 Conduct of Business. Except as contemplated by this Agreement or with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its material relationships with licensors, licensees, Franchisees, Subfranchisors, customers, suppliers, employees and any others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, or as disclosed in Section 7.1 of the Disclosure Schedule, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent:

                (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents or adopt a rights plan;

                (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly owned Subsidiary of the Company, issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of additional shares of capital stock of any class, or any securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities, or capital stock;

                (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that any wholly owned Subsidiary of the Company may pay dividends to the Company or any of the Company's


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wholly owned Subsidiaries and except in accordance with paragraph (n) below;
provided that the Company will declare and pay dividends on the Company Series Preferred Stock and Series C Preferred Stock as of the times provided in the relevant Certificates of Designation and, unless Parent otherwise directs, at the Closing Date;

                (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities (other than as permitted by paragraph (f) below);

                (e) (i) sell, lease, transfer or dispose of any material assets or rights, (ii) permit any asset to suffer any Lien thereupon, except for such Lien existing on the date hereof, (iii) acquire any material assets or rights, unless in the case of (i), (ii) and (iii), (A) in the ordinary course of business consistent with past practice, or (B) pursuant to obligations in effect on the date hereof and set forth in Section 4.11 of the Disclosure Schedule or (iv) enter into any commitment or transaction binding on the Company or any of its Subsidiaries with respect to (i), (ii) or (iii) above, unless in the ordinary course of business consistent with past practice;

                (f) (i) incur, assume or refinance any Indebtedness, (ii) assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for any Guarantee Obligations of any other person, or (iii) make any loans, advances or capital contributions to, or investments in, any other person, unless in the case of (i), (ii) and (iii), (A) in the ordinary course of business consistent with past practice or (B) pursuant to obligations in effect on the date hereof and set forth in Section 4.11 of the Disclosure Schedule;

                (g) pay, discharge or satisfy any liability, obligation, or Lien (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Company or any of its Subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of claims, liabilities or obligations of the Company or its Subsidiaries (i) reflected or reserved against the Balance Sheet or (ii) incurred in the ordinary course of business since February 29, 1996;

                (h) change any of the accounting or tax princi-ples, practices or methods used by the Company (except as re-quired by GAAP);

                (i) make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than general increases in


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wages to employees made on the anniversary of employment in the ordinary course consistent with past practice), enter into or amend any employment, severance, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, whether contingent on consummation of the Merger or otherwise;

                (j) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee or pay or agree to pay or make any accrual or arrangement for payment to any employees of the Company or any of its Subsidiaries of any amount relating to unused vacation days, except in the ordinary course of business and consistent with past practice or as permitted by this Agreement; first commit itself or themselves to adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

                (k) make or authorize any capital expenditures except in the ordinary course consistent with past practice;

                (l) settle or compromise any Tax liability or agree to any adjustment of any Tax Attribute;

                (m) (i) enter into, amend or early terminate any contract, except in the ordinary course of business consistent with past practice, or
(ii) take any action or fail to take any action that, with or without either notice or lapse of time, would constitute a material default under any contract listed on Section 4.11 of the Disclosure Schedule;

                (n) make any payments (other than compensation payable to employees of the Company and its Subsidiaries or contributions to the ESOP Trust in amounts necessary to permit the ESOP Trust to make required repayments of the ESOP Debt in accordance with its terms consistent with past practice), loans, advances or other distributions to, or enter into any transaction, agreement or arrangement with, the Company's stockholders or their affiliates, associates or family members;



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                (o)  make any change in its accounts payable
practices generally;

                (p) terminate or amend or fail to perform any of its obligations or permit any material default to exist or cause any material breach under, or enter into (except for renewals in the ordinary course of business consistent with past practice), any material policy of insurance;

                (q) dispose of or permit to lapse any material item of Intellectual Property;

                (r) modify, amend or enter into any collective bargaining agreement;

                (s) fail to duly and timely file any Tax Return with the appropriate Governmental Authorities required to be filed by it in a true complete and correct form or to timely pay all Taxes shown to be due thereon or make any material elections with respect to Taxes with respect to such Tax Returns; or

                (t) take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any representation or warranty contained in this Agreement untrue or incorrect as of the date when made or which could reasonably be expected to prevent the satisfaction of any condition to Closing set forth in Section 8.2 hereof.

           7.2 No Solicitation. Unless this Agreement has been terminated as provided in Section 9.1 hereof, none of the Company, its Subsidiaries or Affiliates or their respective directors and officers shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group of persons (other than Parent or its directors, officers, employees or other Affiliates or representatives) concerning any merger, business combination, sale of material assets, sale of shares of capital stock or other securities convertible into capital stock or with any voting rights or similar transaction involving the Company or any of its Subsidiaries (an "Acquisition Transaction"); provided, however, that prior to the Closing, to the extent required by the fiduciary obligations of the Board of Directors of the Company, or by the fiduciary obligations of the ESOP Trustee under ERISA, as determined in good faith by the Board of Directors and the ESOP Trustee, respectively, after consultation with outside counsel, the Company may, (i) in response to an unsolicited request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company's outside counsel) and discuss (A) such information and (B) the terms of this Section 7.2 and (ii) upon receipt by the Company of a proposal for an Acquisition Transaction (a "Transaction


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Proposal"), participate in negotiations regarding a Transaction Proposal. If the ESOP Trustee determines that it is necessary to participate in negotiations regarding a Transaction Proposal, then the confidentiality clause contained in the first sentence of Section 3 of the engagement letter (the "Engagement Letter") among the ESOP Trustee, the Company and the Company's ESOP fiduciary committee dated March 7, 1996, shall cease to be effective with respect to such negotiations. The Company and the ESOP Trustee, as the case may be, will immediately communicate to Parent any such inquiries or Transaction Proposals and the terms thereof and whether the Company or the ESOP Trustee, as applicable, intends to commence negotiations with such person with respect to a Transaction Proposal. If at any time after such first notice, the Company or the ESOP Trustee, as applicable, intends to commence negotiations with respect to such Transaction Proposal, the Company or the ESOP Trustee, as applicable, will promptly deliver to Parent a written notice to such effect.

           7.3  Investigation.

                (a) The Company agrees to permit Parent and its accountants, counsel and other representatives to have, during the period from the date of this Agreement to the Closing Date, reasonable access to the premises, books, records and contracts of the Company and its Subsidiaries during normal business hours and upon reasonable notice. The Company shall make available to or furnish, or cause to be made available to or furnished to, Parent such financial and operating data and other information with respect to the business, properties and prospects of the Company and Subsidiaries as Parent shall from time to time reasonably request, in each case to the extent the Company may do so in light of existing confidentiality arrangements. Any information regarding the Company and Subsidiaries heretofore obtained from the Company or its Subsidiaries by Parent or its representatives or hereafter obtained from the Company or its Subsidiaries by Parent or its representatives shall be subject to the terms of the Confidentiality Agreement and such information shall be held by Parent and its representatives in accordance with the terms of such Confidentiality Agreement.

                (b) No investigation pursuant to this Section 7.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

                (c) Notwithstanding the provisions of paragraph (a) of this
Section 7.3, Parent may disclose, and the Company will disclose, information concerning the Company and its Subsidiaries, and their respective businesses, assets and properties, including, without limitation, the ESOP, and the transactions contemplated by this Agreement in the Registration State-


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ment, Information Statement and Other Disclosure Documents prepared by the
Company, the ESOP Trust or Parent or any of their Affiliates and prospective financing sources in connection with the transactions contemplated hereby. The Company shall cause its accountants, counsel, agents and other representatives to cooperate with Parent and/or the ESOP Trust in the preparation of such documents and other reasonable requests with respect to such documents.

           7.4 No Public Announcement. No party hereto shall make any public announcement concerning the transactions contemplated by this Agreement without the prior approval of the other parties, which approval shall not be unreasonably withheld, except as such announcement may be required by law (including ERISA) or the rules and regulations of a stock exchange, in which case the party required to make the announcement shall use all reasonable efforts to provide the other party with reasonable time under the circumstances to comment on such announcement in advance of such announcement.

           7.5  Reasonable Best Efforts.

                (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including, but not limited to, (i) the preparation and filing of all applicable forms under the HSR Act, (ii) the preparation and filing, if necessary, of the Registration Statement, Information Statement and Other Disclosure Documents, (iii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Authority, and (iv) the satisfaction of all conditions to Closing.

                (b) Each party shall promptly consult with the other parties hereto with respect to, provide any necessary information not subject to legal privilege with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement (except personal information with respect to officers and directors). Each party hereto shall promptly inform the other of any material communication from any Government Authority regarding any of the transactions contemplated by this Agreement. If any party or affiliate thereof receives a request


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for additional information or documentary material from any such Government
Authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. For purposes of this clause (b), with respect to matters other than the HSR Act, none of the parties hereto shall be required to consult with the other parties hereto with respect to each inquiry or request for additional information from a Governmental Authority but shall provide the other parties hereto with weekly updates as to such matters; provided, however, that the Company shall promptly notify and consult with Parent if any such inquiry or request requires disclosure of additional material information with respect to the Company, Parent or the transactions contemplated hereby, or could reasonably be expected to result in an adverse ruling from the Governmental Authority; provided, further, however, that the Company will provide all additional information and updates as reasonably requested by Parent.

                (c) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Parent to enter into any agreement with any Governmental Authority or to consent to any order, decree or judgment requiring Parent to hold separate or divest, or to restrict the dominion or control of Parent or any of its affiliates over, any of the assets, properties of businesses of Parent, its Affiliates or the Company, in each case as in existence on the date hereof. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be obtained prior to Closing.

                (d) Each party hereto agrees to instruct its counsel to deliver executed copies of any opinion of counsel to be delivered hereunder (or a reliance letter thereon) to any third party where such delivery is necessary to consummate the transactions contemplated hereby, including, without limitation, the Refinancing and Parent's and Merger Sub's financing.

                (e) Prior to the Closing, the Company and the ESOP Trust shall each give all consents or waivers required to be given by it, and each shall receive all consents or waivers required to be received by it, pursuant to the Certificate of Designation for the Convertible Preferred Stock and the Stockholders Agreement in connection with the transactions contemplated by this Agreement and the Stock Purchase Agreement, including, without limitation, the waiver of all rights of first refusal with respect to the transactions contemplated hereby and thereby and the requirement of Parent to enter into the Stockholders Agreement.



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                (f) Prior to the Closing, the Company shall cause to be
delivered a certificate executed by a majority of the nine holders of record of Series C Preferred Stock with the largest holdings of Series C Preferred Stock stating that the deposit of funds with the Redemption Agent at the Closing for redemption of the Series C Preferred Stock pursuant to the terms of this Agreement is a satisfactory escrow arrangement in accordance with the Series C Preferred Stock Certificate of Designation.

           7.6 Disclosure Supplements. From time to time prior to the Closing, the Company shall supplement or amend the Disclosure Schedule and Parent shall supplement and amend the Parent Disclosure Schedule with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the such schedules or which is necessary to complete or correct any information in such schedule or in any representation and warranty which has been rendered inaccurate thereby. For all purposes of this Agreement any such supplement or amendment shall be disregarded and given no effect.

           7.7  Stockholders Consent.

           (a) The Company shall provide the recordholders of Company Common Stock and the recordholders of Convertible Preferred Stock, in each case holding a sufficient number of shares to approve the action, with a written consent to approve this Agreement and the Merger to be executed by a sufficient number of holders to obtain the Requisite Stockholder Vote, and the Company will, through its Board of Directors, recommend to the recordholders of Company Common Stock and the recordholders of Convertible Preferred Stock approval of such matters and will coordinate and cooperate with Parent with respect to the timing of obtaining such written consent. Upon approval of an action by written consent, the Company shall thereafter deliver to the other holders of Company Capital Stock the required notice pursuant to Section 228 of the DGCL, which shall be subject to Parent's satisfaction.

           (b) The ESOP Trust will as promptly as practical after execution of this Agreement prepare and deliver one or more disclosure documents constituting the Information Statement to the ESOP Participants and recommend therein to the ESOP Participants approval of the Merger as contemplated herein and solicit voting instructions from the ESOP Participants in accordance therewith. Notwithstanding the foregoing, in the event that the Board of Directors of the Company or the ESOP Trustee, as the case may be, receives a Transaction Proposal that, in the exercise of their respective fiduciary obligations (as determined in good faith by the Board of Directors or the ESOP Trustee, as the case may be, after consultation with outside


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counsel), either of them determines to be a Superior Proposal (as defined below), the Board of Directors or the ESOP Trustee may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend any such Superior Proposal, enter into an agreement with respect to such Superior Proposal and terminate this Agreement. For purposes of this Agreement, a "Superior Proposal" means any Transaction Proposal on terms which the Board of Directors or the ESOP Trustee determines in its good faith reasonable judgment (after reviewing the advice of, and consultation with, a financial advisor of nationally recognized reputation and legal counsel) to be more favorable to the Company's stockholders (or, in the case of the ESOP Trustee, to the ESOP Participants) than the transactions contemplated by this Agreement.

           7.8 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall, except as otherwise provided herein, be paid by the party incurring such expenses; provided, however, that if the transactions contemplated hereby are consummated, the Surviving Corporation shall be responsible for and shall promptly pay after the Closing, upon delivery to the Surviving Corporation of documentation satisfactory to it, all costs and expenses (including, without limitation, all reasonable legal and accounting fees) of the Company, the ESOP Trust and the ESOP Trustee (or reimburse the party paying same if such costs and expenses have been paid after the Closing upon delivery to the Surviving Corporation of satisfactory documentation) incurred in connection with this Agreement and the Stock Purchase Agreement and the transactions contemplated hereby and thereby; provided, further, that if such transactions are not consummated such expenses of the ESOP Trust and the ESOP Trustee shall be paid or reimbursed to the ESOP Trust or ESOP Trustee, as applicable, by the Company.

           7.9 Further Assurances. The parties hereto agree that, from time to time after the Closing, without additional consideration (except as to the ESOP Trustee as specifically set forth in Section 2.10 (c)(ii)), each of them will execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement. In addition to the foregoing, Parent will provide, or cause to be provided, directly or provide to the Company for the Company to provide, all of the funds payable on the Closing Date to First Union pursuant to Sections 3.2, 3.3 and 3.4 hereof.

           7.10 Cancellation of Unallocated Shares. Prior to the Effective Time, at a time mutually agreed to between the Company, Parent and the ESOP Trust, the Company shall forgive the ESOP Debt (and return to the ESOP Trust the promissory notes evidencing same marked cancelled) and the ESOP Trustee shall


                                71





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deliver all of the Unallocated Shares at such time (which shares shall have been released from the pledge securing the ESOP Debt) to the Company for cancellation, and upon such delivery the Unallocated Shares shall be cancelled by the Company.

           7.11 Financial Statements. The Company shall deliver to Parent the balance sheet, income statement and statement of cash flows (without footnotes) prepared in accordance with GAAP of the Company for each quarter ended at least 20 days prior to the Closing Date. The Company shall prepare such financial statements promptly at the end of each quarter and shall deliver such financial statements to Parent promptly upon completion. The Company shall prepare all reasonably requested financial statements required to be included in the Registration Statement.

           7.12 Pre-Closing Actions. Prior to Closing, at the reasonable written request of Parent, the Company shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, do all things reasonably necessary in connection with the matters and actions mutually agreed to between Parent and the Company with respect to the Company (which are not otherwise required to be performed by the Company pursuant to any other term or provision of this Agreement, including, without limitation, compliance with all representations and warranties and covenants hereunder), including, without limitation, taking all actions, entering into all agreements, obtaining all consents and approvals, and making all filings with respect thereto; provided that no action will be required to be taken under this Section 7.12 which (x) could reasonably be determined to violate any Requirement of Law of the Company and its Subsidiaries or (y) could not be reversed without cost, expense, or loss to the Company and its Subsidiaries if this Agreement is terminated pursuant to
Section 9.1 hereof or would have a cost or expense to the Company and its Subsidiaries when effected unless, in each case pursuant to this clause (y), the Company is indemnified by Parent for all such costs, expenses and losses in a manner satisfactory to the Company and Parent. All actions to be taken by the Company and its Subsidiaries and all agreements and instruments to be entered into by the Company and its Subsidiaries in connection with the foregoing shall be at the direction of Parent and subject to the satisfaction and approval of Parent.



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           7.13 Subsidiary Corporate Action. Prior to the Closing, the Company
will cause all necessary corporate action to be taken by its Subsidiaries as needed to duly authorize the Subsidiaries to consummate the transactions contemplated hereby.

           7.14 The Refinancing. Parent and the Company agree to use commercially reasonable efforts to refinance (by extension, amendment, refinancing or otherwise) the existing Indebtedness of the Company and its Subsidiaries (the "Refinancing") in connection with the Merger. Notwithstanding the fact that Parent and the Company have agreed with respect to the structure and method of the Refinancing, Parent shall have the right to modify or change the structure or method of the Refinancing if in Parent's reasonable judgment: (i) such new structure or method would provide a material benefit to the Company or the Surviving Corporation and (ii) such new structure or method would not result in the Closing not occurring prior to December 31, 1996. Parent and the Company will cooperate and take all reasonable actions to cause the Refinancing to be consummated on or prior to the Closing; provided, that Parent will not be required to guarantee or otherwise provide financial support for any of the Indebtedness incurred pursuant to the Refinancing. All agreements and instruments to be entered into by the Company and its Subsidiaries in connection with the foregoing shall be in form and substance satisfactory to Parent.

           7.15  Directors', Officers' and Fiduciaries' Indemnification.

           (a) The provisions of the Certificate of Incorporation and By-laws of the Surviving Corporation and of each Subsidiary concerning elimination of liability and indemnification of directors, officers and other fiduciaries (the "Indemnified Parties") shall not be amended in any manner that would adversely affect the rights thereunder of any person that is as of the date hereof an officer, director or fiduciary of the Company or of any such Subsidiary.

           (b) The Company may obtain, prior to the Closing Date, directors and officers liability insurance and fiduciary liability insurance which shall extend for a period not to exceed seven years, the reporting period with respect to actions or omissions occurring prior to the Closing Date which are covered under the directors and officers liability insurance and fiduciary liability insurance policies currently in effect (copies of which heretofore have been delivered to Parent) and which extended coverage shall apply to persons presently covered by the Company's (and any of its Subsidiary's) officers and directors liability insurance and fiduciary liability policies on the same terms as provided therein. The Company may, prior to the Closing Date, also purchase a "call option" which would permit the Company and/or persons insured under each of the


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directors and officers liability and fiduciary liability policies, in the event of the exhaustion of any predetermined amount of the limit of either policy by reported claims before the expiration of the extended reporting period, to purchase, at that time, an additional limit of coverage representing 25% of the original limit. In the event that the Company does purchase such a "call option" for either the directors and officers liability policy or the fiduciary liability policy, or both, and circumstances arise during the extended reporting period which would enable the "call option" to be exercised, the Surviving Corporation (and each Subsidiary) shall exercise the "call option" and shall pay the additional premium required to do so; provided, however, that such additional premium shall not exceed $200,000 in the case of the directors and officers liability insurance policy or $200,000 in the case of the fiduciary liability insurance policy, and further provided that if the full limit of the "call option" cannot be exercised for that amount of premium, the Surviving Corporation will obtain at least as much comparable insurance coverage as is available for that amount of premium.

           (c) The provisions of this Section 7.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and representatives.

           7.16 Non-Solicitation of Employees. To the extent this Agreement is terminated pursuant to Section 9.1 hereof, by the Company, for a period commencing on the date hereof through the first anniversary of such termination, neither Parent nor any of its Affiliates shall affirmatively seek to hire any officer of the Company or its Subsidiaries in any capacity whatsoever without the express written consent of the Company.

           7.17 Termination of the ESOP. The Surviving Corporation (if after Closing) or the Company (if prior to Closing) shall terminate the ESOP promptly following, or within three business days prior to, the Closing as determined by the Company, the ESOP Trustee and Parent after consultation. The Company shall take all necessary actions to cause the ESOP account of each ESOP Participant on the Closing Date to become fully vested and nonforfeitable no later than as of the Closing Date. Promptly following such termination, the Surviving Corporation shall apply to the appropriate District Director of Internal Revenue for a determination (the "IRS Determination") that the termination of the ESOP and the ESOP Trust does not adversely affect their tax-qualified and tax-exempt status under Sections 401(a) and 501(a) of the Code, respectively. Promptly following the latest to occur of (i) the drawing, if any, by the ESOP Trust under the Letter of Credit with respect to the Post-Closing Consideration, (ii) the surrender by the ESOP Trust of the Letter of Credit after expiration thereof and (iii) the receipt by the Surviving Corporation of the IRS Determination,


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




the Surviving Corporation shall take all necessary actions to allow the ESOP Participants to receive immediate lump sum distributions of their account balances. Prior to the Closing, with the prior written approval of Parent (which shall not be unreasonably withheld), the Company shall amend the ESOP and the ESOP Trust as it and the ESOP Trustee deem necessary to allow for the consummation of the transactions contemplated by this Agreement. The indemnification by the Company of the ESOP Trustee contained in Section 6 of the Engagement Letter, both as stated in such letter and as incorporated into the ESOP Trust agreement pursuant to a letter from the ESOP Trustee to the Company and the Committee dated June 21, 1996, shall survive the termination of the ESOP and the ESOP Trust until all applicable statutes of limitations have run on any action which could be brought against the ESOP Trustee in connection with the transactions contemplated by this Agreement.

           7.18 Stock Purchase Agreement. Parent has delivered to the Company and the ESOP Trust a draft (dated August 20, 1996) of the the Stock Purchase Agreement and will deliver, when executed, an executed copy thereof. The final executed Stock Purchase Agreement will have such changes as Parent deems appropriate; provided, however, Parent will not modify the Stock Purchase Agreement to increase the consideration to be paid for the Convertible Preferred Stock pursuant to the Stock Purchase Agreement or in a manner that would materially prejudice the consummation of the transactions contemplated hereby.

           7.19 Affected Employees. It is the intention of the parties hereto that the employees of the Company and its Subsidiaries (including employees on vacation, leave of absence, disability or layoff) (the "Affected Employees") immediately prior to the Closing Date will remain employees of the Surviving Corporation and its Subsidiaries immediately following the Closing Date at the salary levels (or higher) that were in effect immediately prior to the Closing Date, subject to the right of the Surviving Corporation and its Subsidiaries to deal with (including by terminating employment) their employees.

           7.20  Employee Benefits.

                (a) Parent will and will cause the Surviving Corporation and the Surviving Corporation's Subsidiaries to give to each Affected Employee the same service credit with Parent, the Surviving Corporation and the Surviving Corporation's Subsidiaries as each such Affected Employee previously earned up to the Closing Date for purposes of determining the Affected Employee's eligibility to participate in, vesting under, benefit accrual under, eligibility for early distribution of benefits from and eligibility for early retirement or any subsidized benefit provided for in any employee benefit plan, practice or policy established, maintained or contributed to by Parent (a "Parent's


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




Plan") in which such Affected Employee is eligible to participate and shall where appropriate cause each Parent's Plan to reflect the foregoing requirement; provided, however, that any determination as to whether an Affected Employee is eligible to participate in a Parent's Plan instead of a Surviving Corporation's Plan shall be solely in Parent's discretion.

                (b) The Affected Employees will be provided such pension and other employee benefits (including the Avis, Inc. Retiree Health Care Plan), which are identical to, or no less favorable in the aggregate than, such benefits provided by the Company and its Subsidiaries immediately prior to the Closing Date. Parent shall, or shall cause the Surviving Corporation to, waive any pre-existing condition exclusions under any employee welfare benefit plan covering Affected Employees on and after the Closing Date, other than any such exclusions that were not waived under the comparable plan of the Company prior to the Closing Date. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any Parent's Plan which is an "employee welfare benefit plan," as defined in Section 3(1) of ERISA (a "Successor Welfare Plan") in which such Affected Employee is eligible to participate (provided, however, that any determination as to whether an Affected Employee is eligible to participate in a Parent's Plan instead of a Surviving Corporation's Plan shall be solely in Parent's discretion), expenses and claims previously recognized for similar purposes under plans of the Company or any of its Subsidiaries providing similar benefits prior to the Closing Date shall be credited or recognized under the applicable Successor Welfare Plan. The obligations under this Section 7.20(b) shall terminate at the end of the Transition Period.

                (c) All employment agreements to which the Company or any of its Subsidiaries is a party immediately prior to the Effective Time will continue in full force and effect and (except with the consent of the respective employee) unamended thereafter and, to the extent the Company is party thereto, shall be assumed by the Surviving Corporation and Parent shall cause the Surviving Corporation to perform under such employment contracts in accordance with their terms to the extent the Surviving Corporation is a party thereto.

                (d) During the Transition Period (i) the Company's bonus, incentive and severence plans in effect as of the Closing Date (other than equity based plans, including all plans scheduled to terminate pursuant to this Agreement) shall remain in effect for the benefit of those Affected Employees eligible to participate in each such respective plan immediately prior to the Closing Date and such plans shall be administered substantially in accordance with past practice, or replaced with equivalent plans in which the benefits are paid in cash, (ii) the regular base rate of pay of each Affected Employee during


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employment shall not be reduced below the rate in effect for such Affected
Employee as of the date of this Agreement and (iii) in each one-year period beginning on the Closing Date, no more than five percent (5%) of the aggregate number of Affected Employees employed by the Company (or the Surviving Corporation) and its Subsidiaries as of the Closing Date, may be terminated by the Company (or the Surviving Corporation) or any of its Subsidiaries, excluding from such five percent (5%) those Affected Employees (A) who voluntarily resign or retire from the Company, terminate by reason of death or disability, or are terminated for cause and (B) who are terminated directly as a result of a decrease in the volume of car rentals at any car rental location owned by the Company (or the Surviving Corporation) or its Subsidiaries.

                (e) The provisions of Sections 7.19 and 7.20 of this Agreement are intended to be for the benefit of, and shall be enforceable by, the Affected Employees; provided, that (i) at least 100 such Affected Employees act in concert in any proceeding (and no such proceeding shall be pursuant to a class action or a purported class action, unless such class action is mandated by a court) to assert their rights hereunder, (ii) such rights relate solely to Sections 7.19 and 7.20 of this Agreement, and (iii) any dispute regarding such rights is submitted to binding arbitration before the American Arbitration Association in New York City pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association; provided, however, the provisions of clause (i) above shall not apply to disputes directly relating to employment agreements referenced in Section 7.20(c) and the senior management bonus plan referenced in Section 7.20(d)(i). No other rights of Affected Employees are intended or may be inferred under any provision of this Agreement.

           7.21 Company Owned Locations. During the Transition Period, Parent will not sell to any party who is not a wholly owned Subsidiary of the Surviving Corporation at the time of such sale, and will cause the Surviving Corporation to not sell to any party who is not a wholly owned Subsidiary of the Surviving Corporation at the time of such sale, any of the top 100 Company owned car rental locations (as determined based on 1996 fiscal year revenues for such locations) or any wholly owned Subsidiary holding any such locations, except in connection with an initial public offering or distribution or unless such divestiture is required pursuant to any order, decree, judgment or agreement with any Governmental Authority or any preexisting contract.




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                                 ARTICLE VIII

                           CONDITIONS TO THE CLOSING

           8.1 Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions precedent:

                (a) No Injunction or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding by any Governmental Authority seeking any of the foregoing be pending. There shall not be in effect any statute, rule, regulation or order of any court, governmental or regulatory body which prohibits or makes illegal the transactions contemplated by this Agreement.

                (b) HSR Act. The waiting period (including any extensions thereof) under the HSR Act shall have expired or otherwise terminated with respect to all matters contemplated by this Agreement and the Stock Purchase Agreement.

                (c) Stockholder Approval. This Agreement shall have been approved by the Requisite Stockholder Vote.

                (d) GM Closing. The purchase and sale of the GM Shares contemplated by Section 3.1 hereof and the Stock Purchase Agreement shall have been, or shall concurrently be, consummated; provided, that there has not been a breach of Section 7.18 hereof. It being understood that this condition shall be fulfilled only if Parent, the Company, and their Subsidiaries enter into all related agreements with GM.

                (e) Conclusions of the ESOP Trustee. The ESOP Trustee, after considering the opinions and recommendations of its advisors and such other information as it may deem necessary or advisable, shall have reached the conclusions that (i) the solicitation of voting instructions from ESOP Participants in connection with obtaining the Requisite Stockholder Vote was done in a manner which would not cause the ESOP Trustee to be in violation of ERISA in complying with the provisions of the ESOP plan document regarding voting of the ESOP Shares and (ii) the consummation of the transactions contemplated by this Agreement would not cause the ESOP Trustee to be in violation of any provision of ERISA, and Parent and the Company shall have received an officer's certificate of the ESOP Trustee to such effect.



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           8.2 Additional Conditions to the Obligations of Parent and Merger
Sub. The obligations of Parent and Merger Sub are also subject to fulfillment (or waiver by Parent) at or prior to the Closing of each of the following conditions precedent:

                (a) Representations and Warranties. The representations and warranties of the Company contained in Article IV of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that they expressly refer to an earlier time, in which case they shall be true and correct in all material respects as of such time.

                (b) Performance of Covenants. The Company shall have duly performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                (c) Officer's Certificates. Parent shall have received from a duly authorized senior officer of the Company a certificate as to the matters described in Sections 8.2(a) and 8.2(b).

                (d) Opinion of Counsel. Parent shall have received the opinion of White & Case, dated the Closing Date and addressed to Parent, in the form and substance as mutually agreed to by Parent and the Company.

                (e) Corporate Action. Parent shall have received a copy of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance by the Company and its Subsidiaries, as applicable, of this Agreement, certified by the Secretary or an Assistant Secretary of such entity.

                (f) Dissenting Shares. No more than five percent of the outstanding shares of Company Common Stock and no more than ten percent of either class of Company Series Preferred Stock shall be Dissenting Shares.

                (g) Unallocated Shares. The Unallocated Shares shall have been delivered to and cancelled by the Company and the Company shall have delivered to Parent an officer's certificate to such effect.

                (h) Registration Statement/NYSE Listing. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order. The shares of Parent Common Stock issuable pursuant to this Agreement and the Stock Purchase Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.


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                (i)  Refinancing.  The Refinancing shall have
been, or shall concurrently be, consummated on terms and conditions satisfactory to Parent.

                (j) No Material Adverse Effect. Since February 29, 1996, there shall have been no events(s) or occurrences(s) which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

                (k) Pre-Closing Actions. The pre-closing actions referred to in Section 7.12 hereof, including, without limitation, the execution by all parties of all documents to be entered into thereunder and the obtaining of all consents and approvals required thereby (to the extent required), shall have been completed to the satisfaction of Parent.

                (l) Company Common Stock. Immediately prior to the Closing, the number of shares of Company Common Stock representing (i) shares distributable to the 1997 Distributees during 1997 and prior to a final distribution of account balances as provided for in Section 7.17 hereof shall not be greater than 250,000, and (ii) Non-ESOP Shares shall not be greater than 15,000.

                (m) Unit Consents and Equivalent Share Consents. Unit Consents shall have been validly executed and delivered to the Company by 100% of the holders of the Units and Equivalent Share Consents shall have been validly executed and delivered to the Company by 95% of the holders of the Equivalent Shares.

                (n) Other Consents. (i) All authorizations, Permits, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any Governmental Authority and all third party consents (collectively, "Consents") necessary to effect the transactions contemplated by this Agreement or to prevent the transactions from resulting in a breach of Sections 4.4 and 6.4, shall have occurred, been filed or been obtained, except those Consents which the failure to occur, file or obtain by the Closing Date would not, individually or in the aggregate, subject Parent, the Surviving Corporation or any of their Subsidiaries to a significant penalty or other material adverse consequence as a result of consummating the transactions contemplated hereby without such Consents, including, without limitation, the inability of Parent, the Surviving Corporation and their Subsidiaries to conduct the business of the Company and its Subsidiaries after the Closing in substantially the same manner and in all material respects as conducted by the Company and its Subsidiaries prior to the Closing; (ii) Parent shall have received an officer's certificate of the Company to the extent relating to the Consents other than those which Parent is taking responsibility to obtain and to the effect that the Company


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reasonably expects all the Consents to be obtained by the Surviving
Corporation after the Closing in due course and in a timely manner but in no event later than six months after the Closing Date; and (iii) Parent shall have reasonably concluded that the condition set forth in clause (i) above is satisfied.

                (o) Series C Preferred Stock. Parent shall have received the certificate referenced in Section 7.5(f) hereof.

                (p) FIRPTA Certificate. Parent shall have received from the Company two letters, each having an original signature, in the form attached as Exhibit A hereto. Notwithstanding anything to the contrary set forth herein, if the Company fails to provide Parent with such letters, Parent shall be entitled to withhold the requisite amounts from the Merger Consideration in accordance with Section 1445 of the Code.

                (q) Representations and Warranties. The representations and warranties of the ESOP Trustee contained in Article V of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that they expressly refer to an earlier time, in which case they shall be true and correct in all material respects as of such time.

                (r) Performance of Covenants. The ESOP Trustee shall have duly performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                (s) Officer's Certificates. Parent shall have received from a duly authorized senior officer of the ESOP
Trustee a certificate as to the matters described in Sections
8.2(q) and 8.2(r).

                (t) Corporate Action. Parent shall have received a copy of the resolutions duly adopted by the fiduciary committee of the ESOP Trustee authorizing the execution, delivery and performance by the ESOP Trustee of this Agreement, certified by the appropriate officer of such entity.

           8.3 Additional Conditions to the Obligations of the Company. The obligations of the Company are also subject to fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions precedent:

                (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article VI of this Agreement shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date, except to the extent they expressly refer to


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an earlier time, in which case they shall be true and correct in all material respects as of such time.

                (b) Performance of Covenants. Parent and Merger Sub shall have duly performed and complied in all material respects with each covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

                (c) Officer's Certificate. The Company shall have received from a duly authorized senior officer of each of Parent and Merger Sub a certificate as to the matters described in Sections 8.3(a) and 8.3(b).

                (d) Corporate Action. The Company shall have received: (i) a copy of the resolutions duly adopted by the Board of Directors of each of Parent and Merger Sub authorizing the execution, delivery and performance by Parent and Merger Sub of this Agreement, certified by the Secretary or an Assistant Secretary of Parent and Merger Sub.

                (e) Opinion of Counsel. The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom, dated the Closing Date and addressed to the Company, in the form and substance as mutually agreed to by Parent and the Company.

                (f) ESOP Participants Voting Instructions. ESOP Participants holding accounts in the ESOP with respect to 51% or more of the ESOP Shares shall have instructed the ESOP Trustee to vote for the Merger pursuant to the solicitation of voting instructions from the ESOP Participants conducted by the ESOP Trustee.

           8.4 Additional Conditions to the Obligations of the ESOP Trust. The obligations of the ESOP Trust are also subject to fulfillment (or waiver by the ESOP Trustee) at or prior to the Closing of the following conditions precedent:

                (a) Cancellation of ESOP Debt, etc. On or prior to the Closing, the ESOP Trust shall have received from the Company all promissory notes evidencing outstanding ESOP Debt marked cancelled and the return of all Unallocated Shares (with such shares concurrently delivered to the Company for cancellation as provided in Section 7.10 hereof).

                (b) ESOP and ESOP Trust Amendments. The ESOP Trustee shall have received certified copies of resolutions of the Board of Directors of the Company containing the amendments to the ESOP and ESOP Trust documents, if any, required under Section 7.17 hereof.



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                (c) ESOP Participants Voting Instructions. ESOP Participants
holding accounts in the ESOP with respect to 51% or more of the ESOP Shares shall have instructed the ESOP Trustee to vote for the Merger pursuant to the solicitation of voting instructions of the ESOP Participants conducted by the ESOP Trustee.


                                  ARTICLE IX

                 TERMINATION, AMENDMENT AND WAIVER

           9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                (a) by mutual agreement of the Company, Parent and the ESOP Trust;

                (b) by Parent, on the one hand, or the Company or the ESOP Trust, on the other hand, upon notice given to the other in the event that the other shall, contrary to the terms of this Agreement, fail or refuse to consummate the transactions contemplated hereby or to take any other action referred to herein necessary to consummate the transactions contemplated hereby, after affording such defaulting party a thirty-day period after notice in which to cure;

                (c) by any of Parent, the Company or the ESOP Trust, upon notice given to the others if the Closing shall not have taken place on or before December 31, 1996; provided, that the failure of the Closing to occur on or before such date is not the result of the breach of the covenants, agreements, representations or warranties hereunder of the party seeking such termination;

                (d) by Parent, on the one hand, or the Company or the ESOP Trustee, on the other hand, upon notice given to the other if any court or Governmental Authority of competent jurisdiction shall have issued a final permanent order, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

                (e) by the Company, or the ESOP Trust, in the event that the Company or the ESOP Trust, as the case may be, receives a Superior Proposal in accordance with the provisions of Section 7.7 hereof.

           9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1 hereof, the obligations of the parties hereto shall terminate, except that the provisions of the last sentence of
Section 7.3(a) and Sections 7.8, 7.16, 9.2, 10.9 and 10.10 hereof shall survive and


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no party shall be relieved of any liability for any breach of any provision contained in this Agreement. Notwithstanding the foregoing, and in no way limiting any other rights hereunder, in the event this Agreement is terminated by the Company or the ESOP Trust in accordance with Section 9.1(e) hereof, the Company shall pay Parent by wire transfer in immediately available funds a fee of $8 million on the date of termination of this Agreement.


                                   ARTICLE X

                                 MISCELLANEOUS

           10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties made by the parties to this Agreement (including the schedules hereto and the certificates delivered in accordance with Sections 8.2(c) and 8.3(c) hereof, insofar as such schedules and such certificates relate to such representations and warranties) shall survive the Effective Time.

           10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or transmitted by facsimile or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           if to Parent or Merger Sub, to:

           HFS Incorporated
           339 Jefferson Road
           Parsippany, New Jersey 07054
           Attention:  General Counsel
           Facsimile:  201-428-5269

           with a copy to:

           Skadden, Arps, Slate, Meagher
             & Flom
           919 Third Avenue
           New York, New York 10022
           Attention:  David Fox, Esq.
           Facsimile:  212-735-2000

           if to the Company, to:

           Avis, Inc.
           900 Old Country Road
           Garden City, New York  11530
           Attention:  General Counsel
           Facsimile:  516-222-4101


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





           with a copy to:

           White & Case
           1155 Avenue of the Americas
           New York, New York  10036
           Attention:  Sean J. Geary, Esq.
           Facsimile:  212-354-8113

           if to the ESOP, to:

           U.S. Trust Company of California, N.A.
           515 South Flower Street
           Suite 2700
           Los Angeles, California  90071
           Attention: Charles E. Wert
           Facsimile: 213-488-1366

           with a copy to:

           Willkie Farr & Gallagher
           One Citicorp Center
           153 East 53rd Street
           New York, New York  10022
           Attention:  Michael J. Segal, Esq.
           Facsimile:  212-821-8111

           10.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           10.4 No Third Party Beneficiaries. Except as specifically set forth herein, nothing herein express or implied shall confer upon any person other than the parties hereto any rights, benefits or remedies of any nature or kind under or by reason of this Agreement.

           10.5 Amendment. This Agreement (including the exhibits hereto) may be amended by the parties hereto, but may not be amended except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

           10.6 Extension; Waiver. At any time prior to the Closing Date, any party hereto which is entitled to the benefits hereof may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any schedule hereto or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements of the other party hereto or conditions contained herein. Any agreement on the part of a party hereto to


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any such extension or waiver shall be valid if set forth in an instrument in writing signed and delivered on behalf of such party.

           10.7 Entire Agreement. This Agreement (including the exhibits, schedules, documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

           10.8 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement shall not be assignable by any party hereto (other than by operation of law) without the prior written consent of the other parties hereto; provided, that Parent may assign its rights but not its obligations hereunder to any of its wholly owned Subsidiaries.

           10.9 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of New York.

           10.10  Submission to Jurisdiction.

                (a) Each of the parties hereto hereby irrevocably and unconditionally: (i) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York and the courts of the United States for the Southern District of New York; (ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be affected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address for a party as shall be specified by a notice pursuant thereto; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

                (b) Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding referred to in Section 10.10(a).



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




           10.11 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

           10.12 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which for all purposes shall be deemed to be an original and all of which shall, taken together, constitute the same Agreement.


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




           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their respective officers hereunder duly authorized all as of the date first written above.

                               HFS INCORPORATED



                               By:
                                   ----------------------------------------
                                   Name:
                                   Title:


                               AVIS ACQUISITION CORP.


                               By:
                                   ----------------------------------------
                                   Name:
                                   Title:

                               AVIS, INC.


                               By:
                                   ----------------------------------------
                                   Name:
                                   Title:


                               U.S. TRUST COMPANY OF
                               CALIFORNIA, N.A., solely in its
                               capacity as trustee of, and on
                               behalf of, the trust forming a part
                               of the Avis, Inc. Employee Stock
                               Ownership Plan


                               By:
                                   ----------------------------------------
                                   Name:
                                   Title:


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